Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182441

PROSPECTUS

Offer to Exchange

$350,000,000 Outstanding 7.500% Senior Notes due 2020

for $350,000,000 Registered 7.500% Senior Notes due 2020

On May 21, 2012, we issued $350.0 million aggregate principal amount of restricted 7.500% senior notes due 2020 (CUSIP Nos. U54627AC5 and 546347AG0) in a private placement exempt from the registration requirements under the Securities Act of 1933, or the Securities Act, which we refer to as the old notes.

The exchange offer:

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We are offering to exchange a new issue of 7.500% senior notes due 2020, which we refer to as the new notes, for our outstanding old notes. We sometimes refer to the old notes and the new notes in this prospectus together as the notes or the Notes.

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on August 7, 2012, unless extended.

•

The exchange offer is subject to certain conditions, including that the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Securities and Exchange Commission, or SEC.

•	You may withdraw your tender of old notes at any time before the exchange offer expires.

•	We will not receive any cash proceeds from the exchange offer.

•

We do not intend to list the new notes on any national securities exchange or seek approval through any automated quotation system, and no active market currently exists for the old notes or is anticipated for the new notes.

The new notes:

•	The new notes will be part of the same series of notes as the old notes.

•

The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act, and will not be subject to the restrictions on transfer or related provisions relating to special interest applicable to the old notes.

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Interest on the new notes will accrue at a rate of 7.500% per year, payable on June 1 and December 1 of each year, beginning on December 1, 2012, or on the interest payment date next succeeding the most recent interest payment date on which we paid or provided for interest on the old notes.

•

The new notes will be our unsecured senior obligations. The new notes will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the new notes.

•	The new notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

An investment in the new notes involves risks. You should carefully review the risk factors beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 10, 2012.

We have not authorized anyone to give you any information or to make any representations about the exchange offer we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representation about this matter that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In determining whether to participate in the exchange offer, investors must rely on their own examination of the issuer and the terms of the new notes and the exchange offer, including the merits and risks involved. The securities offered by this prospectus have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this prospectus speaks as of the date of this prospectus.

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes and that it may be deemed to be an “underwriter” withing the meaning of the Securities Act. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period beginning when the new notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as broker-dealers no longer own any of the Notes, we will provide copies of this prospectus to broker-dealers upon request for use in connection with any such resale. See “Plan of Distribution.”

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain estimates regarding market and industry data and forecasts, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe these estimates are reasonable. However, market and industry data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market or industry data. As a result, you should be aware that market and industry data set forth herein, and estimates and beliefs based on such data, may not be reliable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

You may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address or telephone number:

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, TN 37219

(615) 986-5600

INCORPORATION OF INFORMATION BY REFERENCE

We are incorporating by reference the information contained in documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of the initial registration statement and prior to effectiveness of the registration statement, and prior to the termination of the offering under this prospectus.

We incorporate by reference in this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information (or portions thereof) deemed to have been furnished and not filed in accordance with SEC rules and regulations):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

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The portions of our Definitive Proxy Statement on Schedule 14A filed on March 19, 2012, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

•	Our Current Reports on Form 8-K filed on March 15, 2012, May 7, 2012, May 21, 2012 and June 5, 2012.

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We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. See “Where You Can Find Additional Information.”

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than July 31, 2012. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. See “The Exchange Offer” for more detailed information.

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PROSPECTUS SUMMARY

This summary does not contain all of the information that may be important to you. You should carefully read this prospectus and the document incorporated by reference herein before making an investment decision. In particular, you should read the section titled “Risk Factors” and our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus or incorporated by reference herein. Unless otherwise indicated or required by the context, the terms “Louisiana-Pacific,” “LP,” “we,” “our,” “us” and the “Company” refer to Louisiana-Pacific Corporation and all of its subsidiaries that are consolidated under generally accepted accounting principles, or GAAP. Our fiscal year ends on December 31. Data in this summary is as of March 31, 2012 unless indicated otherwise.

Our Company

We are a leading manufacturer of building products, with approximately 3,900 employees as of December 31, 2011. Our focus is on delivering innovative, high-quality commodity and specialty building products to retail, wholesale, home building and industrial customers. Our products are used primarily in new home construction, repair and remodeling, and manufactured housing. We currently own 21 modern, strategically located facilities in the United States and Canada. In addition, we own two facilities in Chile and one facility in Brazil, and operate three facilities through joint ventures, for which we are the exclusive provider of product distribution for North America. We also participate in a joint venture operation that produces cellulose insulation in multiple facilities.

We operate in four primary segments: North America Oriented Strand Board; Siding; Engineered Wood Products; and South America. We also operate a category that includes all of our other products.

We are a Delaware corporation organized in 1972. Our principal executive offices are located at 414 Union Street, Suite 2000, Nashville, Tennessee 37219. Our phone number is (615) 986-5600.

Summary of the Terms of the Exchange Offer

The following summary describes the principal terms of the exchange offer, but is not intended to be complete. See the information under the heading “The Exchange Offer” in this prospectus for a more detailed description of the terms and conditions of the exchange offer. On May 21, 2012, we completed an offering of $350,000,000 aggregate principal amount of the old notes. The offering of the old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S and, accordingly, was exempt from registration under the Securities Act.

New Notes offered	Up to $350,000,000 aggregate principal amount of new 7.500% senior notes due June 1, 2020, registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to the restrictions on transfer or related provisions relating to special interest applicable to the old notes. The new notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

The exchange offer	To exchange your old notes for new notes, you must properly tender them before the exchange offer expires. We will accept for exchange all old notes that are validly tendered and not validly withdrawn. We will issue new notes in exchange for old notes promptly after the exchange offer expires. See “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.”

Resale of the new notes	We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. See “The Exchange Offer.”

Registration Rights Agreement	We have undertaken the exchange offer pursuant to the terms of the exchange and registration rights agreement entered into with the initial purchasers of the old notes in connection with the offer and sale of the old notes. See “The Exchange Offer.” We refer to this exchange and registration rights agreement as the registration rights agreement.

Consequences of failure to exchange the old notes	You will continue to hold old notes, which will remain subject to their existing transfer restrictions, if:

•	you do not validly tender your old notes; or

•	you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on August 7, 2012, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the new notes	The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid or provided for on the old notes, from the date of original issue of the old notes.

Conditions to the exchange offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates existing law or SEC interpretations. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if:

•	at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

•	at any time the indenture governing the notes fails to qualify under the Trust Indenture Act of 1939.

See “The Exchange Offer—Terms of the Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for tendering old notes	If you wish to accept the exchange offer, you must submit required documentation or effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the related letter of transmittal. See “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Terms of the Exchange Offer—Book Entry Transfer” and “The Exchange Offer—Terms of the Exchange Offer—Guaranteed Delivery Procedures.”

Guaranteed delivery procedures	If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Terms of the Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer—Terms of the Exchange Offer—Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of old notes and delivery of new notes	Except in some circumstances, any and all old notes that are validly tendered in the exchange offer and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange.

The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Certain U.S. federal tax consequences	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange agent	The Bank of New York Mellon Trust Company, N.A., is serving as the exchange agent.

The New Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes will:

•	be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	not be subject to provisions relating to special interest applicable to the old notes;

•	bear a different CUSIP or ISIN number from the old notes;

•	not entitle their holders to registration rights; and

•	be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuer	Louisiana-Pacific Corporation

New Notes	$350,000,000 aggregate principal amount of 7.500% senior notes due 2020.

Maturity Date	The new notes will mature on June 1, 2020.

Interest	Interest on the new notes will accrue at a rate of 7.500% per annum, payable semi-annually in arrears on June 1 and December 1, beginning December 1, 2012, or on the interest payment date next succeeding the most recent interest payment date on which we paid or provided for interest on the old notes.

Guarantees	As of the date of this prospectus, none of our subsidiaries will guarantee the new notes; however, in certain circumstances, guarantees of the new notes may be required in the future, including if any of our domestic restricted subsidiaries become material subsidiaries or any of our restricted subsidiaries guarantee certain of our other debt.

Ranking	The new notes will be our unsecured senior obligations. The new notes will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the new notes.

The new notes will be effectively subordinated to all of our existing and future secured indebtedness, including any borrowings under our credit facility, to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that are not guarantors of the new notes.

As of the date of this prospectus, none of our subsidiaries guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes. See “Risk Factors—Risks Relating to the Notes.”

As of March 31, 2012, after giving effect to the offering of the old notes, we would have had $892.6 million of senior indebtedness outstanding ($423.1 million excluding $469.5 million of non-recourse indebtedness as described in “Description of Other Indebtedness—Limited Recourse Notes”) and approximately $85.0 million of available liquidity (which borrowings would be secured) under our credit facility.

Optional Redemption	We may redeem some or all of the new notes at any time prior to June 1, 2016 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption.

We may redeem some or all of the new notes at any time on or after June 1, 2016 at the redemption prices set forth under “Description of Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, on or prior to June 1, 2015 we may redeem up to 35% of the aggregate principal amount of the new notes at a redemption price equal to 107.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds from one or more equity offerings.

Change of Control	If we experience a change of control, each holder will have the right to require that we repurchase all or a portion of such holder’s new notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the purchase date. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants that limit our ability to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness;

•	make certain investments or acquisitions;

•	sell or transfer assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	engage in certain transactions with subsidiaries and affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes—Covenants” in this prospectus.

In addition, most of the covenants will be suspended if both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. assign the notes an investment grade rating and no event of default exists with respect to the notes. See “Description of Notes—Covenants—Suspension of Certain Covenants When Notes Rated Investment Grade.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement. We received net proceeds of approximately $342 million, after deducting discounts and commissions received by the initial purchasers and payment of related transaction expenses, from the sale of the old notes. We used the net proceeds from that offering to repurchase, redeem or otherwise retire all of our outstanding 13% Senior Secured Notes Due 2017, to pay related transaction costs and for other general corporate purposes.

Listing	We do not intend to list the new notes on any national securities exchange or seek approval through any automated quotation system, and no active market currently is anticipated for the new notes.

Risk Factors	See “Risk Factors” and the other information included or incorporated in this prospectus for a discussion of factors you should carefully consider before deciding to exchange your old notes for new notes.

RISK FACTORS

You should carefully consider the following risks, as well as other information contained, or incorporated by reference, in this prospectus, before investing in the notes. The risks described below are not the only risks we face. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks or uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or a substantial part of your investment.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes, obtaining financing in the future and reacting to changes in our business.

We have historically had, and after giving effect to the offering of the old notes and the use of proceeds therefrom continue to have, a substantial amount of debt, which requires significant payments. As of March 31, 2012, on an as-adjusted basis, we would have had $892.6 million of debt outstanding ($423.1 million excluding $469.5 million of non-recourse indebtedness as described in “Description of Other Indebtedness—Limited Recourse Notes”).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

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make it more difficult for us to meet all of our obligations to creditors, who could then require us, among other things, to restructure our indebtedness, sell assets or raise additional debt or equity capital;

•	increase our vulnerability to adverse economic and general industry conditions;

•	limit our flexibility in planning for, and reacting to, changes in our business and industry;

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require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, which will reduce the availability of our cash flows to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy or general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that may have less debt;

•	limit our ability to make future acquisitions; and

•	increase our cost of borrowing, whether due to one or more of the consequences described above or to the effect of interest rate fluctuations on our variable-rate debt.

The instruments governing the notes and our credit facilities contain, and the instruments governing any indebtedness we may incur in the future may contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all or a portion of our outstanding indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. this could exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture governing the notes and our credit facilities will restrict, but will not prohibit, us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we now face could intensify. See “Description of Other Indebtedness.”

As of March 31, 2012, after giving pro forma effect to the offering of the old notes and the use of proceeds therefrom, the Company would have had $532.3 million of secured debt outstanding (excluding letters of credit), consisting primarily of $488.6 million of limited recourse notes and $43.7 million of secured debt of certain foreign subsidiaries of the Company, and the Company would have had $9.2 million of cash-collateralized letters of credit outstanding and $85.0 million of additional available liquidity under its Credit Agreement (the obligations under which are guaranteed by certain of its subsidiaries). Although the indenture contains limitations on the amount of additional secured Indebtedness (as defined below) that the Company and its Restricted Subsidiaries may incur, the amount of additional Indebtedness could be substantial. See “Covenants—Limitation on Incurrence of Additional Indebtedness” and “Limitation on Liens.”

As of March 31, 2012, after giving pro forma effect to the offering of the old notes and the use of proceeds therefrom, the total liabilities of the Company’s Restricted Subsidiaries would have been approximately $159.2 million, including trade payables and guarantees of the Company’s obligations (other than guarantees of obligations under the Credit Facility). As of March 31, 2012, the Company’s Restricted Subsidiaries had $603.2 million of total assets and, for the twelve-month period ended March 31, 2012, they had net sales of $387.3 million and net losses of $47.4 million (in each case, after intercompany eliminations). Although the indenture limits the incurrence of Indebtedness and Disqualified Equity Interests (as defined below) or Preferred Stock (as defined below) of Restricted Subsidiaries (as defined below), the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Disqualified Equity Interests or Preferred Stock under the indenture. See “Covenants—Limitation on Incurrence of Additional Indebtedness” and “Covenants—Subsidiary Guarantees.”

To service our Indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled payments on and to refinance our indebtedness, including the notes, and to fund working capital requirements and other liquidity needs, will depend on our ability to generate cash. A number of factors that affect our ability to generate cash are beyond our control. These factors include economic, financial, competitive, legislative, regulatory and other factors affecting our industry and our business, as well as adverse weather conditions, natural disasters and catastrophic events that may be more localized or otherwise affect us differently than other industry participants. In addition, our deferred tax liabilities include substantial amounts related to installment sales of timber lands for which we have previously monetized most of the installments receivable. As a result of these monetizations, we will be required to fund these liabilities from sources other than such installments, including such tax loss and credit carryovers as may then be available to us. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the credit agreements governing our credit facilities and the indenture governing the notes will limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.

Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing their indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to the assets that constitute their collateral.

Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. We cannot assure you that in any of the foregoing events there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

None of our subsidiaries currently guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes.

None of our subsidiaries currently guarantee our obligations under the notes. No payments are required to be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us. In the event of a bankruptcy, liquidation or reorganization of any of our current or future non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of 22 those subsidiaries before any assets of those subsidiaries are made available for distribution to us. As a result, the notes would be structurally subordinated to all debt and other liabilities, including trade payables, of such non-guarantor subsidiaries. As of March 31, 2012, our subsidiaries had approximately $695.2 million of debt and other liabilities ($225.7 million excluding $469.5 million of non-recourse indebtedness as described in “Description of Other Indebtedness—Limited Recourse Notes”). The offering of the old notes and the use of proceeds therefrom did not effect the amount of debt and other liabilities of our subsidiaries. Our subsidiaries may incur additional indebtedness and other liabilities subject to the limitations under “Description of Notes—Covenants—Limitation on Incurrence of Additional Indebtedness.” None of our subsidiaries currently guarantee the notes; however, in certain circumstances, guarantees of the notes may be required in the future, including if any of our domestic restricted subsidiaries become material subsidiaries or any of our restricted subsidiaries guarantee certain of our other debt.

The indenture governing the notes and the credit agreements governing our credit facilities will impose significant operating and financial restrictions on us and our subsidiaries.

The indenture governing the notes restricts our ability to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness;

•	make certain investments or acquisitions;

•	sell or transfer assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	engage in certain transactions with subsidiaries and affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

The credit agreements governing our credit facilities and the indenture governing the notes also require us to comply with certain covenants and financial conditions. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

If we cannot comply with the requirements of the indenture governing the notes or the credit agreements governing our credit facilities or other indebtedness, we may be required to repay immediately all of the outstanding debt under them. If our debt payments are accelerated, our assets might not be sufficient to fully repay our debt. Our lenders may require us to use all of our available cash to repay our debt, foreclose upon their collateral or prevent us from making payments to other creditors on certain portions of our outstanding debt.

We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such a case, our financial condition, liquidity and results of operations would suffer.

The notes and any subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances and a court may try to subordinate or void them.

Under the fraudulent conveyance statutes, if a court were to find that, at the time the notes were issued:

•	we issued the notes with the intent to hinder, delay or defraud any present or future creditor; or

•	we contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	we did not receive fair consideration or reasonably equivalent value for issuing the notes and, at the time we issued the notes, we:

•	were insolvent or became insolvent as a result of issuing the notes;

•	were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•

intended to incur, or believed that we would incur, debts beyond our ability to pay those debts as they matured (as all of the foregoing terms are defined or interpreted under the relevant fraudulent transfer or conveyance statutes);

the court could void or subordinate the obligations evidenced by the notes. The opinions of counsel relating to the matters described immediately above in connection with the offering of the notes and any opinions of counsel received in connection with the issuance of the notes will specifically exclude fraudulent conveyance considerations.

On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the indebtedness incurred in this offering and the application of the proceeds therefrom, we are not insolvent, we are neither engaged nor about to engage in a business or transaction for which our remaining assets constitute unreasonably small capital, and we do not intend to incur, or believe that we will incur, obligations beyond our ability to pay as those obligations mature. We cannot predict what standard a court would apply in making such determinations or whether that court would agree with our conclusions in this regard.

If any of our subsidiaries provide a guarantee of the notes in the future, the provision of such guarantee by such subsidiary will be subject to fraudulent conveyance statutes and court determinations and actions in a manner similar to that described above in relation to our issuance of the notes.

The amount that can be collected under the guarantees will be limited.

Each of the guarantees, if any, will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, voidable. See “Risk Factors-Risks Relating to the Exchange Offer-The notes and any subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances and a court may try to subordinate or void them.” In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture. We may also enter into important corporate transactions that will not constitute a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, up to but excluding the date of repurchase. However, it is possible that we may not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in the credit agreements governing our credit facilities will not allow such repurchases. If we failed to repurchase the notes in that circumstance, we would be in default under the indenture governing the notes. Upon the occurrence of a change of control, we could seek to refinance our indebtedness, including the notes, or obtain a waiver from the lenders or consent from you and other holders of the notes. We cannot assure you, however, that we would be able to obtain a waiver or consent, or refinance our indebtedness on commercially reasonable terms, if at all. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture governing the notes. See “Description of the Notes—Change of Control.”

Noteholders may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us following a sale of “substantially all” of our assets has occurred.

The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

We cannot assure you that we will be able to maintain the effectiveness of this registration statement permitting the exchange of the notes for registered exchange notes or resales of the notes and, if we fail to do so, your investment will be less liquid and the trading price may decline.

The notes have not previously been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered, sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of such laws. We have agreed to use commercially reasonable efforts to file this registration statement with respect to the offer to exchange the notes for substantially similar registered notes or, in certain circumstances, to register the resale of the notes under the Securities Act, and to use commercially reasonable efforts to cause such registration statement to be declared effective. We cannot assure you that we will be able to maintain the effectiveness of this registration statement.

If an active trading market does not develop for the notes, you may not be able to sell the notes or to sell them at a price you deem sufficient.

The notes will be new securities for which currently there is no trading market. We do not intend to apply for listing of the notes on any securities exchange or include the notes in any automated quotation system. Although the initial purchasers have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. As a result, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, and particularly in the recent past, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in such market and/or the prices at which you may sell your notes.

The trading price of the notes may be volatile.

If an active trading market does develop for the notes, the trading price of the notes could be subject to significant fluctuations in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade debt securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

Risks Relating to the Exchange Offer

If you do not participate in the exchange offer, your old notes will continue to be subject to significant transfer restrictions, and your ability to sell those old notes will be significantly limited.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the transfer restrictions described in the old notes, and you will no longer be entitled to registration rights related to the old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or exempt from or offered or sold in a transaction not subject to registration. We do not plan to register the old notes under the Securities Act after completion of the exchange offer.

Upon completion of the exchange offer, due to the transfer restrictions on the old notes and the absence of similar restrictions on the new notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for new notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the new notes, and the ability to sell old notes will be significantly limited.

If you participate in the exchange offer for the purpose of participating in the distribution of the new notes, you may be subject to liability as an underwriter.

If you exchange your old notes for new notes in the exchange offer for the purpose of participating in the distribution of the new notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes. If you are deemed to be an underwriter and do not comply with these requirements, you may incur liability under the Securities Act, which we do not and will not assume or indemnify against.

If you fail to comply with the exchange offer procedures, your old notes will not be accepted for exchange and will continue to be subject to existing transfer restrictions, and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you fail to comply with any of the exchange offer procedures described in this prospectus and the letter of transmittal. You will receive new notes in exchange for your old notes only if, on or prior to the expiration date, you deliver all of the following to the exchange agent:

•	certificates for the old notes or a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent’s account at the Depository Trust Company, or DTC;

•	the letter of transmittal, properly completed and signed by you, together with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your old notes for exchange.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the new notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

The market price for the new notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes offered hereby. The market for the new notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the new notes.

FORWARD LOOKING STATEMENTS

Information we have included or incorporated by reference in this prospectus contains or may contain forward-looking statements. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. The following statements are or may constitute forward-looking statements: (1) statements preceded by, followed by or that include words like “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “continue” or “future” or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives and the adequacy of reserves for loss contingencies.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to the following:

•	changes in general economic conditions;

•	changes in the cost and availability of capital;

•	changes in the level of home construction activity;

•	changes in competitive conditions and prices for our products;

•	changes in the relationship between supply of and demand for building products;

•	changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products;

•	changes in the cost of and availability of energy, primarily natural gas, electricity and diesel fuel;

•	changes in other significant operating expenses;

•	changes in exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Australian dollar, EURO, Brazilian real and the Chilean peso;

•	changes in general and industry-specific environmental laws and regulations;

•	changes in tax laws, and interpretations thereof;

•	changes in circumstances giving rise to environmental liabilities or expenditures;

•	the resolution of existing and future product-related litigation and other legal proceedings; and

•	acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control.

These and other factors that could cause our actual results to differ from estimates or projections contained in forward-looking statements are more fully described under “Risk Factors” in this prospectus and in the other reports we file with the SEC, and should be carefully considered when reviewing any forward-looking statement.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the exchange offer being made pursuant to the registration rights agreement with respect to the old notes, dated as of May 21, 2012, between us and the initial purchasers of the old notes. It does not contain all of the information that may be important to an investor in the new notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Copies are available as set forth under the heading “Where You Can Find Additional Information.”

Terms of the Exchange Offer

General

In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of May 21, 2012, between us and the initial purchasers, the holders of the old notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we have agreed to:

•

file with the SEC no later than 180 days after the issue date of the old notes, a registration statement with respect to an offer to exchange the old notes for a new issue of debt securities registered under the Securities Act with terms substantially identical to those of the old notes (except for provisions relating to transfer restrictions and payment of special interest);

•	use commercially reasonable efforts to cause the exchange offer registration statement to become or to be declared effective within 210 days after the issue date of the old notes;

•	use commercially reasonable efforts to consummate such exchange offer within 270 days after the issue date of the old notes; and

•	in certain circumstances, file and cause to become effective a shelf registration statement for the resale of the old notes.

We will keep the exchange offer open for the period required by applicable law, but in any event for at least thirty days.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that the untendered portion of an old note must be in a minimum denomination of $2,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the old notes as of July 10, 2012. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “— Conditions.”

Old notes shall be deemed to have been accepted for exchange when, as and if we have given written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for new notes, and executing the letter of transmittal for such old notes, each holder will represent to us that:

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of us;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of any new notes issued to it;

•	any new note it acquires will be acquired in its ordinary course of business;

•	it is not a broker-dealer tendering old notes acquired directly from us or any of our affiliates for its own account;

•

if it is a broker-dealer that holds notes that were acquired for its own account as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of the new notes and it may be deemed to be an “underwriter” within the meaning of the Securities Act; however, by this acknowledgment and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act; and

•	it is not acting on behalf of any person who could not truthfully and completely make the representations set forth above.

If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made in compliance with the provisions of Rule 144 under the Securities Act or another available exemption from the registration requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes and that it may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period beginning when the new notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as broker-dealers no longer own any of the new notes, we will provide copies of this prospectus to broker-dealers upon request for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 7.500%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination

The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on August 7, 2012, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend the expiration date, we will notify the exchange agent of any extension by written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement will include disclosure of the approximate aggregate principal amount of old notes tendered to date and may state that we are extending the exchange offer for a specified period of time.

In relation to the exchange offer, we reserve the right to:

•

extend the exchange offer, delay acceptance of old notes due to an extension of the exchange offer or terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us prior to the expiration date, by giving written notice of such extension, delay or termination to the exchange agent; or

•

amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of old notes, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer period following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment and will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 7.500% per annum from the last interest payment date on which interest was paid or provided for on the corresponding old note exchanged for such new note, provided, that if an old note is exchanged for a new note on or after a record date for the old notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid or provided for and prior to such interest payment date, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on June 1 and December 1 of each year, commencing December 1, 2012, or on the interest payment date next succeeding the most recent interest payment date on which we paid or provided for interest on the old notes. No special interest will be paid on old notes tendered and accepted for exchange except as provided in the registration rights agreement. No interest will be paid on either the new notes or the old notes at the time of the exchange. The holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on such old notes at the time of the exchange. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date after the expiration date of the exchange offer (or if the exchange occurs on or after a record and prior to the following interest payment date, on the second interest payment date after the expiration date).

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Alternatively, either:

•

a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal or an agent’s message (as defined below) in lieu thereof; or

•	the holder must comply with the guaranteed delivery procedures described below.

We will issue new notes only in exchange for old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The method of delivery of the letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered or certified mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No letters of transmittal or other required documents should be sent to us. Delivery of all letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, each of which we refer to as an Eligible Institution, unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes that, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of each indenture pursuant to which the notes are issued, to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer;

•	redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes — Redemption;” and

•	purchase the old notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted under applicable law.

The terms of any such purchases or offers could differ from the terms of this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes validly tendered and not validly withdrawn at the expiration of the exchange offer will be accepted for exchange promptly after the expiration date, and the new notes will be issued promptly after the expiration date. See “— Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted for exchange when, as and if we have given written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old notes will receive a new note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for the old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for exchange pursuant to the exchange offer, such unaccepted old notes will be returned without cost to the tendering holder of such old notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees or an agent’s message in lieu thereof and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the old notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, that states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the foregoing tender procedures cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•

prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

(1)	sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered,

(2)	states the tender is being made thereby, and

(3)	guarantees that, within three New York Stock Exchange trading days after the expiration date, certificates for the old notes to be tendered, in proper form for transfer (or confirmation of the book-entry transfer of such old notes into the exchange agent’s account at the book-entry transfer facility, pursuant to the procedures for book-entry transfer set forth above), with delivery of a properly completed and duly executed (or manually signed facsimile) letter of transmittal with any required signatures or an agent’s message in lieu thereof and any other required documents, will be received by the exchange agent at the address set forth below under “Exchange Agent”; and

•

certificates for the old notes to be tendered, in proper form for transfer (or confirmation of the book-entry transfer of such old notes into the exchange agent’s account at the book-entry transfer facility, pursuant to the procedures for book-entry transfer set forth above), with delivery of a properly completed and duly executed (or manually signed facsimile) letter of transmittal with any required signatures or an agent’s message in lieu thereof and any other required documents, are received by the exchange agent at the address set forth below under “Exchange Agent” within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•

specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering” and “— Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates existing law or SEC interpretations.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the indenture governing the notes fails to qualify under the Trust Indenture Act of 1939. We are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest practicable date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A., has been appointed as exchange agent for the exchange offer. Questions and requests for assistance with respect to the procedures for tendering or withdrawing tenders of old notes and requests for additional copies of this prospectus or of the letter of transmittal or the notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery: The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7 East New York, N.Y. 10286 Attention: Ms. Diane Amoroso	By Facsimile: (212) 298-1915 Attention: Ms. Diane Amoroso (For Eligible Institutions Only) For Information or Confirmation by Telephone: (212) 815-2742 Attn: Ms. Diane Amoroso

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for old notes. We will amortize certain expenses incurred in connection with the issuance of the new notes over the respective terms of the new notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the market for the old notes being diminished as compared to the new notes. In addition, the restrictions on the ability to transfer the old notes may make the old notes less attractive to potential investors than the new notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the last five fiscal years.

	Three Months Ended March 31,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Consolidated ratio of earnings to fixed charges	0.2x	—	0.3x	—	—	—
Consolidated deficiency of earnings to fixed charges (dollars in millions)	$—	$181.3	$—	$165.4	$752.3	$288.2

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income (loss) from continuing operations before income taxes and equity in (earnings) loss of unconsolidated affiliates plus distributed earnings from unconsolidated affiliates, fixed charges and amortization of interest capitalized minus interest capitalized. “Fixed charges” consist of interest expense, including amortization of discounts and debt issuance costs, and interest capitalized.

We have not had any preferred stock outstanding during the last five years and therefore have not paid any dividends on preferred stock, which has resulted in our consolidated ratio of earnings to combined fixed charges and preferred stock dividends being the same as our consolidated ratio of earnings to fixed charges, or our consolidated deficiency of earnings to combined fixed charges and preferred stock dividends being the same as our consolidated deficiency of earnings to fixed charges, as applicable, for each of the above periods.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness.

We received net proceeds of approximately $342 million, after deducting discounts and commissions received by the initial purchasers and payment of related transaction expenses, from the sale of the old notes. We used the net proceeds from that offering to repurchase, redeem or otherwise retire all of our outstanding 13% Senior Secured Notes due 2017, to pay related transaction costs and for other general corporate purposes.

SELECTED FINANCIAL DATA

The selected historical consolidated financial data below includes operating data for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 has been derived from our audited consolidated financial statements and the related notes, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm.

The selected historical consolidated financial data as of and for the three months ended March 31, 2012 has been derived from our unaudited interim consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods.

Because the data in this table is only a summary and does not provide all of the data contained in our audited consolidated financial statements, you should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited interim consolidated financial statements and the notes related to those statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, which are incorporated by reference in this prospectus. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference.”

	Quarter Ended March 31	Year Ended December 31
	2012	2011	2010(1)	2009	2008	2007(2)
	(dollar amounts in millions, except per share)
Summary Income Statement Data
Net sales	$361.5	$1,356.9	$1,383.6	$1,061.0	$1,379.2	$1,708.1
Income (loss) from continuing operations before cumulative effect of change in accounting principle	(11.2)	(171.9)	(32.2)	(116.5)	(563.1)	(151.7)
Income (loss) from discontinued operations	(0.1)	(9.2)	(6.4)	(5.3)	(13.7)	(24.6)
Net income (loss)	(11.3)	(181.1)	(38.6)	(121.8)	(576.8)	(176.3)
Net loss attributed to Louisiana- Pacific Corporation	(11.3)	(181.3)	(39.0)	(120.9)	(576.6)	(176.3)
Income (loss) from continuing operations before cumulative effect of change in accounting principle per share—basic	$(0.08)	$(1.29)	$(0.25)	$(1.06)	$(5.47)	$(1.46)
Net income (loss) per share—basic	$(0.08)	$(1.36)	$(0.30)	$(1.11)	$(5.60)	$(1.70)
Income (loss) from continuing operations before cumulative effect of change in accounting principle per share—diluted	$(0.08)	$(1.29)	$(0.25)	$(1.06)	$(5.47)	$(1.46)
Net income (loss) per share—diluted	$(0.08)	$(1.36)	$(0.30)	$(1.11)	$(5.60)	$(1.70)
Average shares of common stock outstanding (millions)
Basic	136.6	133.2	129.1	108.5	102.9	103.7
Diluted	136.6	133.2	129.1	108.5	102.9	103.7
Cash dividends declared per common share	$—	$—	$—	$—	$0.30	$0.60
Summary Balance Sheet Information
Total assets	$2,147.2	$2,139.9	$2,410.6	$2,620.3	$2,601.6	$3,648.5
Long-term debt, excluding current portion	$719.3	$715.9	$714.5	$706.3	$841.3	$854.5
Contingency reserves, excluding current portion	$16.7	$17.2	$25.9	$30.8	$30.5	$15.8
Stockholders’ equity	$995.9	$1,000.9	$1,217.8	$1,253.5	$1,224.2	$1,860.5

(1)	As of January 1, 2010, LP adopted guidance codified under ASC Topic 860, “Transfers and Servicing” (ASC 860) which eliminated the concept of a qualifying special-purpose entity (QSPE) for accounting purposes.
(2)	As of January 1, 2007, LP adopted FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1) and Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (FIN 48).

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

We have a credit facility which provides for a committed asset-based borrowing capacity of up to $100 million, with a $60 million sublimit for U.S. letters of credit and a $10 million sublimit for Canadian letters of credit. The credit facility will end in October 2016.

The availability of credit under our credit facility is subject to a borrowing base, which is calculated based upon certain percentages of accounts receivable and inventory and at any given time may limit the amount of borrowings and letters of credit otherwise available under the facility. In addition, the credit facility contains a covenant requiring us to maintain a fixed charge coverage ratio of at least 1.1 to 1.0 at any time that our unused borrowing base capacity after adjustment to exclude certain past due trade payables falls below $15 million. This covenant effectively precludes us from using all or a portion of the last $15 million of our unused borrowing base capacity, if, before or immediately after such use, we would not satisfy the minimum fixed charge coverage ratio. Our credit facility allows us to pledge, as security for our reimbursement obligations in respect of letters of credit issued under the facility, cash collateral in an amount not less than 105% of the stated amount of such letters of credit. The above-described preclusion to our utilization of $15 million of the capacity otherwise available under the facility does not apply to such cash collateralized letters of credit. At March 31, 2012, we had $85 million of available liquidity under our credit facility and no borrowings outstanding under the credit facility. Outstanding under our credit facility at March 31, 2012, were $9.2 million in letters of credit which were collateralized by $10.0 million of cash. Based upon our available cash balances, we do not currently anticipate using our credit facility except to obtain and maintain letters of credit. We anticipate that our fixed charge coverage ratio will remain below 1.1 to 1.0 for the foreseeable future, and, accordingly we will be subject to the limitation on our ability to fully utilize our adjusted borrowing base capacity as described above during any such time. As a result, our ability to obtain and maintain non-cash collateralized letters of credit under our credit facility may become constrained to an amount that does not exceed the excess of our adjusted borrowing base over $15 million.

Subject to certain exceptions, obligations under our credit facility are secured by a first-priority lien on present and future receivables, inventory and certain general intangibles, and certain other assets and proceeds relating thereto. Our obligations under our credit facility are guaranteed by certain of our subsidiaries.

Our credit facility contains customary covenants applicable to us and our subsidiaries, other than certain unrestricted subsidiaries, including certain financial covenants as well as restrictions limiting our ability, among other things, to:

•	incur additional indebtedness or enter into sale and leaseback obligations;

•	guarantee indebtedness;

•	create or incur liens;

•	prepay indebtedness;

•	pay dividends or certain other distributions on our capital stock or repurchase our capital stock;

•	make certain investments or other restricted payments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell certain assets or enter into mergers, acquisitions or other business combinations;

•	enter into hedging arrangements; and

•	engage in businesses other than our business as currently conducted.

Our credit facility also contains customary events of default, the occurrence of which could result in the acceleration of our obligation to repay the indebtedness outstanding thereunder.

Other Borrowings

Louisiana Pacific Chile SA (“LP Chile”) is party to a term loan agreement with Banco de Credito e Inversiones under which LP Chile borrowed UF 943,543.7391 (equivalent to $39 million at the time of inception). The loan has a term of 10 years with semiannual principal payments beginning in June of 2012. The loan is secured by a first priority security interest in substantially all of the real property owned by LP Chile. The loan agreement contains various restrictive covenants and requires the maintenance by LP Chile of a debt to equity ratio of less than or equal to 1.0x. If LP Chile is late in making payments, it will also be required to maintain a ratio of net debt to earnings before interest, taxes and depreciation and amortization (EBITDA) of less than or equal to 2.5x and a ratio of EBITDA to financial costs of at least 3.0x. The loan agreement also contains customary events of default, the occurrence of which could result in acceleration of LP Chile’s obligations to repay the indebtedness outstanding thereunder. Since this loan is denominated in a currency other than U.S. dollars, the balance fluctuates based upon the underlying currency rates. As of March 31, 2012, the balance of this loan was $43.7 million.

LP Brazil OSB Indústria e Comércio SA (“LP Brazil”) is a party to an export financing term loan agreement with Banco Bradesco, under which LP Brazil borrowed $10 million. At March 31, 2012, the outstanding balance under this loan, which is required to be repaid in equal semi-annual payments beginning in January 2013 and ending in June 2017, was $10 million in principal and $0.1 in interest. The term loan agreement various restrictive covenants, including the requirement that the indebtedness under the term loan rank at least pari passu with certain of LP Brazil’s present and future unsubordinated indebtedness, the proceeds of the term loan be used solely for export financing and that LP Brazil comply with certain banking regulations promulgated by Brazil’s central bank. The term loan agreement also contains certain events of default, the occurrence of which could result in acceleration of LP Brazil’s obligations to repay the indebtedness outstanding thereunder.

Limited Recourse Notes

As of March 31, 2012, we had outstanding $7.9 million of notes issued in 1997 in a private placement in order to monetize certain notes receivable. The notes mature in September 2012. The notes are secured by approximately $9.9 million in notes receivable from Sierra Pacific Industries. The notes were issued by, and the associated notes receivable are held by, one of our special-purpose finance subsidiaries. In the event of a default by Sierra Pacific Industries, LP would be fully liable for the notes payable. Nonetheless, because the payments due under the notes receivable from Sierra Pacific Industries represent the intended source of all payments due under these notes, we sometimes refer to these notes as being “limited recourse” notes.

As of March 31, 2012, we had outstanding $112.0 million of notes issued in 1998 in a private placement in order to monetize certain notes receivable. The notes mature in principal amounts of $90.0 million in 2013 and $22.0 million in 2018. The notes are secured by $113.7 million of notes receivable from Green Diamond Resource Company (Green Diamond). The notes were issued by, and the associated notes receivable are held by, one of our special-purpose finance subsidiaries. In the event of a default by Green Diamond, LP would be liable to pay only 10% of the indebtedness represented by the notes payable.

As of March 31, 2012, we had outstanding $368.7 million of notes issued in 2003 in a private placement in order to monetize certain notes receivable. The notes mature in 2018, and are supported by a bank letter of credit. Our reimbursement obligations under the letter of credit are secured by $410 million in notes receivable from assets sales. The notes were issued by, and the associated notes receivable are held by, one of our special-purpose finance subsidiaries. In general, the creditors under this arrangement have no recourse to our assets, other than the notes receivable. However, under certain circumstances, we may be liable for certain liabilities (including liabilities associated with the marketing or remarketing of the notes payable and reimbursement obligations, which are fully cash collateralized under the letter of credit supporting the notes payable) in an amount not to exceed 10% of the aggregate principle amount of the notes receivable. Our maximum exposure in this regard was approximately $41 million as of March 31, 2012.

As of March 31, 2012, the non-recourse portion of the notes described in the three immediately preceding paragraphs totaled approximately $469.5 million and the recourse portion of such notes totaled approximately $19.1 million.

DESCRIPTION OF NOTES

Louisiana-Pacific Corporation (the “Company”) issued the old notes and will issue the new notes under an indenture, dated as of May 21, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The term “notes” refers collectively to the old notes and the new notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (“TIA”).

The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to special interest. The new notes will bear different CUSIP and ISIN numbers from the old notes and will not entitle their holders to registration rights.

The following summary of certain provisions of the indenture and registration rights agreement is not complete and is qualified in its entirety by reference to the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of notes. You may request copies of these agreements at the Company’s address set forth in the section entitled “Available Information.”

The definitions of certain capitalized terms used in the following summary are set forth below under “-Certain Definitions.” For purposes of this section, references to the Company include only Louisiana-Pacific Corporation and not its subsidiaries.

The registered holder of a note will be treated as the owner of it for all purposes, subject to such status being determined as of a specified record date in certain circumstances. Only registered holders will have rights under the indenture.

Brief Description of the Notes and Note Guarantees

The notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any future Indebtedness that is specifically subordinated to the notes;

•	rank equally in right of payment with all existing and future unsubordinated obligations of the Company; and

•	will be unconditionally guaranteed by the Company’s Restricted Subsidiaries, if any, that are required to become guarantors under the terms of the indenture.

The notes are effectively subordinated to all existing and future secured obligations of the Company, including all obligations under the Credit Agreement, to the extent of the value of the assets securing such obligations and to all existing and future obligations of any Subsidiary of the Company which is not a guarantor of the notes, including guarantees of obligations under the Credit Agreement.

If any of the Company’s domestic Restricted Subsidiaries ceases to constitute an Immaterial Subsidiary or guarantees certain Indebtedness, it will be required, subject to certain limited exceptions, to become a guarantor. See “Guarantees” and “Covenants—Subsidiary Guarantees.” As of the date of this prospectus, none of our subsidiaries guarantee the notes. See “Risk Factors—Risks Relating to the Notes.” None of our subsidiaries currently guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes.”

Because the notes are unsecured. in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit

Agreement or other senior secured obligations, the assets of the Company that secure senior secured obligations will be available to pay obligations on the notes only after all Indebtedness under such Credit Agreement and other senior secured obligations has been repaid in full. Accordingly, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture until the Company elects to designate any such entity as a Restricted Subsidiary.

As of the date of this prospectus, the Company has three Unrestricted Subsidiaries (L-PSPV, Inc., LP Pinewood SPV, LLC and L-P SPV2, LLC), each of which is a special purpose finance vehicle and an issuer of the limited recourse notes. See “Description of Other Indebtedness—Limited Recourse Notes.” The assets of each of these Unrestricted Subsidiaries consist solely of notes receivable or other collateral securing their payment obligations in relation to substantially equivalent amounts of such limited recourse notes, and the operations of each of these Unrestricted Subsidiaries is limited to holding such assets, receiving payments in respect thereof and making payments in respect of such limited recourse notes. As of March 31, 2012, these subsidiaries had $533.6 million of total assets and $488.6 million of total debt and, for the twelve-month period ended March 31, 2012, they had net income of $0.8 million.

Principal, Maturity and Interest

The Company will issue the notes in an initial aggregate principal amount equal to $350.0 million. The notes will be issued in minimum denominations of $2,000 and any greater integral multiple of $1,000. The notes will mature on June 1, 2020. Interest on the notes will accrue at the rate of 7.500% per annum and will be payable semi-annually in cash on June 1 and December 1 of each year, with an initial interest payment on December 1, 2012. The Company will make each interest payment to the Persons who are registered holders of notes at the close of business on the immediately preceding May 15 and November 15 (whether or not a business day). Interest on the notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Initially, the trustee will act as paying agent and registrar for the notes. The Company may change any paying agent or registrar without notice to the holders of the notes. At the Company’s option, interest may be paid at the trustee’s corporate trust office or by check mailed to the registered address of holders of the notes.

Indenture May be Used for Future Issuances

Subject to compliance with the covenant described under the subheading “—Covenants—Limitation on Incurrence of Additional Indebtedness,” the Company may issue an unlimited aggregate principal amount of additional notes under the indenture (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include any Additional Notes actually issued.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all interest and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption, except the unredeemed portion of any note being redeemed in part. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Redemption

Optional Redemption On or After June 1, 2016

On and after June 1, 2016, the Company will be entitled, at its option on one or more occasions, to redeem all or any portion of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount of the notes to be redeemed) if redeemed during the 12-month period commencing on June 1 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date:

Year	Percentage
2016	103.750%
2017	101.875%
2018 and thereafter	100.000%

Optional Partial Redemption Upon Equity Offering

On or prior to June 1, 2015, the Company may, at its option on one or more occasions, redeem up to 35% of the initially issued aggregate principal amount of the notes (which includes Additional Notes, if any) with the net cash proceeds received by the Company from one or more Equity Offerings, at a redemption price equal to 107.500% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption: provided, however, that: at least 65% of the initially issued aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption; and each such redemption occurs within 90 days after the date of the related Equity Offering.

Optional Redemption at Make-Whole Premium

At any time prior to June 1, 2016, the Company may, at its option, redeem all or any portion of the notes on one or more occasions upon not less than 30 nor more than 60 days notice at a redemption price equal to 100% of the principal amount of notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any. thereon to, the date of redemption, subject to the rights of holders on the relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

In the event that less than all of the notes are to be redeemed at any time, the trustee will select the notes or portions thereof to be redeemed by such method as the trustee deems fair and appropriate, provided that, with respect to Global Notes, beneficial interests in such Notes may be selected for redemption by the applicable clearing systems in accordance with their customary procedures.

The Company will redeem notes of $2,000 or less in whole and not in part. Notes in a principal amount in excess of $2,000 may be redeemed in part in multiples of $1,000 only; provided, that the unredeemed portion of any note may not be less than $2,000. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notice of any redemption upon an Equity Offering may be given prior to the completion thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or parts thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

Ranking

The notes are general unsecured senior obligations of the Company and are pari passu in right of payment to all unsubordinated Indebtedness of the Company. Because the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other secured obligations, the assets of the Company that secure Indebtedness under the Credit Agreement or other secured obligations will be available to pay obligations on the notes only after all Indebtedness under the Credit Agreement and other secured obligations has been repaid in full. Accordingly, the notes are effectively subordinated to all secured Indebtedness and other secured obligations of the Company and there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2012, after giving pro forma effect to this offering of the notes and the use of proceeds therefrom, the Company would have had $532.3 million of secured debt outstanding (excluding letters of credit), consisting primarily of $488.6 million of limited recourse notes and $43.7 million of secured debt of certain foreign subsidiaries of the Company, and the Company would have had $9.2 million in letters of credit outstanding and $85.0 million of additional available liquidity under its Credit Agreement (the obligations under which are guaranteed by certain of its subsidiaries). Although the indenture contains limitations on the amount of additional secured Indebtedness that the Company and its Restricted Subsidiaries may incur, the amount of additional Indebtedness could be substantial. See “Covenants-Limitation on Incurrence of Additional Indebtedness” and “Limitation on Liens.”

As of the date of this prospectus, none of the Company’s subsidiaries guarantee the notes. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the notes. Therefore the notes are structurally subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of non-guarantor subsidiaries of the Company. See “Risk Factors— Risks Relating to the Notes.” None of our subsidiaries currently guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes.

As of March 31, 2012, after giving pro forma effect to this offering of the notes and the use of proceeds therefrom, the total liabilities of the Company’s Restricted Subsidiaries would have been approximately $159.2 million, including trade payables and guarantees of the Company’s obligations (other than guarantees of obligations under the Credit Agreement). As of March 31, 2012, the Company’s Restricted Subsidiaries had $603.2 million of total assets and. for the twelve-month period ended March 31, 2012, they had net sales of $387.3 million and net losses of $47.4 million (in each case, after intercompany eliminations). Although the indenture limits the incurrence of Indebtedness and Disqualified Equity Interests or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Disqualified Equity Interests or Preferred Stock under the indenture. See “Covenants—Limitation on Incurrence of Additional Indebtedness” and “Subsidiary Guarantees.”

Guarantees

With limited exceptions, each of our Domestic Subsidiaries that is not an Immaterial Subsidiary or a Receivable Subsidiary will be required to become a guarantor of the notes as described under the subheading “—Covenants—Subsidiary Guarantees.”

Additionally, if any Restricted Subsidiary of the Company guarantees any Indebtedness of the Company or any guarantor (other than Indebtedness under the Credit Facilities and certain other Indebtedness, as described in “—Covenants—Subsidiary Guarantees”), such Restricted Subsidiary will be required to guarantee the Company’s obligations under the notes jointly and severally with any other such Restricted Subsidiary, fully and unconditionally, on a senior basis.

Each guarantee of the notes:

•	will be an unsecured senior obligation of the applicable guarantor;

•	will be senior in right of payment to all obligations of such guarantor that are specifically subordinated to that guarantee, if any;

•	will rank equally in right of payment with all unsubordinated obligations of such guarantor;

•	will be effectively subordinated to such guarantors secured obligations, to the extent of the value of such guarantor’s assets securing such obligations; and

•	will be structurally junior to any Indebtedness or other obligations of any nonguarantor subsidiaries of such guarantor.

The obligations of a guarantor under its guarantee will be limited to the maximum amount that will not result in the obligations of such guarantor under the guarantee being deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

Upon a sale or other disposition to a Person not an Affiliate of the Company of the Company’s Capital Stock in any guarantor after which such guarantor is no longer a Restricted Subsidiary or a sale or other disposition of all or substantially all of the assets of any guarantor, such guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its guarantee. The guarantees, if any, may also be released in other situations. See “—Covenants—Subsidiary Guarantees.”

Under the circumstances described below under the subheading “—Covenants—Limitation on Creation of Unrestricted Subsidiaries,” any of our subsidiaries may be designated as “Unrestricted Subsidiaries” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the notes. Claims of creditors of nonguarantor subsidiaries, including trade creditors, and claims of minority stockholders (other than the Company and the guarantors) of those subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company and the guarantors, including holders of the notes.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require that the Company repurchase all or a portion (in integral multiples of $1,000) of such holder’s notes, at a purchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase; provided, that the unpurchased portion of any note may not be less than $2,000.

Within 30 days following the date upon which the Change of Control occurred, the Company will send, by first class mail, a notice to each holder, with a copy to the trustee, offering to purchase the notes as described above (the “Change of Control Offer”). The notice will state, among other things, the payment date, which must be no earlier than 30 days and no later than 60 days following the Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption has been given pursuant to the indenture as described under the caption “Redemption—Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price.

The occurrence of a Change of Control would constitute a default under the Credit Agreement. Our future senior Indebtedness may contain prohibitions of certain events that would constitute a Change of Control or require such senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to purchase the notes could cause a default under such senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make required purchases. The provisions under the indenture relative to the Company’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified prior to the occurrence of a Change of Control with the written consent of the holders of a majority in principal amount of the notes.

The phrase “all or substantially all,” as used with respect to the assets of the Company in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances presented. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The existence of a holder’s right to require the Company to purchase such holder’s notes upon a Change of Control may, but will not necessarily, deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The Company will comply with the requirements of Rule 14e1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of control” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the indenture by virtue thereof.

Covenants

Suspension of Certain Covenants When Notes Rated Investment Grade

During any period of time that (i) the notes have an Investment Grade Rating from at least two Rating Agencies and (ii) no Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”),

(1)	the Company and the Restricted Subsidiaries will not be subject to the following provisions (collectively, the “Suspended Covenants”) of the indenture:

(a)	“—Limitation on Restricted Payments”;

(b)	“—Limitation on Incurrence of Additional Indebtedness”;

(c)	“—Limitation on Transactions with Affiliates”;

(d)	“—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(e)	“—Limitation on Asset Sales”; and

(f)	the first and second paragraphs under “—Subsidiary Guarantees”;

(2)	the covenant described below under the caption “—Limitation on Liens” shall be replaced in its entirety with the following covenant:

“The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) on any Restricted Property securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Notwithstanding the restrictions described above, the Company and its Restricted Subsidiaries may, directly or indirectly, Incur or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the immediately preceding paragraph without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured if, at the time of such incurrence or permission, after giving effect thereto and to the retirement of any secured Indebtedness which is concurrently being retired, the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (determined without duplication) secured by Liens on Restricted Property (other than Permitted Liens (other than Permitted Liens incurred pursuant to clause (2) of the definition thereof)) plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to any Restricted Property, does not exceed the greater of (a) the amount permitted under clause (2) of the definition of “Permitted Indebtedness” and (b) 15% of the Company’s Total Assets.

“Restricted Property” means (a) any manufacturing facility (or portion thereof) owned or leased by the Company or any Restricted Subsidiary and located within the continental United States that, in the good faith opinion of the Company’s board of directors, is of material importance to the Company’s business taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value of property, plant and equipment (before deducting accumulated depreciation) is less than 3% of the Company’s Total Assets measured as of the end of the most recent quarter for which financial statements are available; or (b) any Capital Stock of any Subsidiary of the Company owning a manufacturing facility (or a portion thereof) covered by clause (a). As used in this definition, “manufacturing facility” means property. plant and equipment used for actual manufacturing and for activities directly related to manufacturing such as quality assurance, engineering, maintenance, staging areas for work in process administration, employees, eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.”; and

(3)	the definition of “Permitted Liens” shall be replaced in its entirety with the following definition:

“Permitted Liens” means:

(1)	Liens existing on the Suspension Date (other than Liens to secure Indebtedness under the Credit Agreement);

(2)	Liens securing Indebtedness permitted to be incurred under clause (2) of the definition of “Permitted Indebtedness”;

(3)	Liens on property of any entity (including shares of stock owned by such entity) which becomes a Restricted Subsidiary of the Company after the date on which the notes are originally issued; provided that such Liens are in existence at the time such entity becomes a Restricted Subsidiary of the Company and were not created in anticipation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(4)	Liens upon property, including software and license rights with respect to software, acquired after the date on which the notes are originally issued (by purchase, construction or otherwise) by the Company or any of its Restricted Subsidiaries, any of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property; provided that no such Lien shall extend to or cover any property of the Company or such Restricted Subsidiary other than the property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall not exceed (at the time of incurrence) 100% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such property at the time it was acquired (by purchase, construction or otherwise);

(5)	Liens in favor of the Company or any Restricted Subsidiary;

(6)	Liens incurred with respect to any environmental remediation program;

(7)	any extension, renewal or replacement (which replacement can occur after termination of the relevant agreement) of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property); and

(8)	Liens to secure Capitalized Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (8) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to any property or assets other than the property or assets acquired pursuant to such Capitalized Lease Obligations or with the proceeds of such Purchase Money Debt or property affixed or appurtenant thereto and any proceeds thereof.

Upon the occurrence of a Covenant Suspension Event (the “Suspension Date”). the amount of Net Cash Proceeds that have not been invested or applied as provided under “—Limitation on Asset Sales” shall be set at zero as of such date. In the event that, on any date subsequent to any Suspension Date (the “Reversion Date”), the notes do not have an Investment Grade Rating from at least one Rating Agency, or an Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding the reinstatement of the Suspended Covenants, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period that would not otherwise have been permitted pursuant to clauses (2)(a), (3). (4), (5), (6), (8), (10), (11) and (12) of the second paragraph of “—Limitation on Restricted Payments” will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” On the Reversion Date all Indebtedness Incurred during the Suspension Period will be classified as having been Incurred under clause (3) of the definition of Permitted Indebtedness, except for Indebtedness Incurred pursuant to clause (1) or (2) of the definition of Permitted Indebtedness (which Indebtedness shall be classified as having been Incurred under clause (1) or (2) of the definition of Permitted Indebtedness, respectively).

There can be no assurance that the notes will achieve or maintain an Investment Grade Rating.

For the avoidance of doubt, in no event shall any action taken by the Company or any Restricted Subsidiary in compliance with the Indenture during a Suspension Period, or taken after such Suspension Period pursuant to the requirements of any contract or binding commitment entered into in good faith during such Suspension Period, constitute a breach of any covenant contained in the Indenture.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options (other than debt securities or Disqualified Equity Interests) to acquire Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock (other than dividends or distributions to a Restricted Subsidiary that owns Capital Stock of the Company);

(b)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, other than the exchange of Equity Interests to acquire Qualified Capital Stock;

(c)	make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (other than payments on or repurchases, redemptions, defeasances or other acquisitions or retirement of (a) any Subordinated Indebtedness purchased in anticipation of satisfying a scheduled principal payment, maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case due within one year of the date of payment, repurchase, acquisition or retirement) or (b) Subordinated Indebtedness permitted to be incurred under clause (6) of the definition of “Permitted Indebtedness”);

(d)	make any Restricted Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment, or immediately after giving effect thereto,

(1)	an Event of Default shall have occurred and be continuing;

(2)	the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(3)	the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding Restricted Payments permitted by clauses (2)(a), (3), (4), (5), (6), (8), (10), (11) and (12) of the following paragraph) shall exceed the sum of:

(a)	50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company earned during the period beginning January 1, 2013, and ending on the last day of the most recent fiscal quarter thereafter for which internal financial statements are available as of the date the Restricted Payment occurs, treating such period as a single accounting period; plus

(b)	the aggregate net cash proceeds and the Fair Market Value of property or assets received (i) by the Company or any of its Restricted Subsidiaries from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or Disqualified Equity Interests) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion or exchange of Indebtedness, in transactions with Persons other than Restricted Subsidiaries of the Company and (ii) by the Company as capital contributions to the Company from its shareholders subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs; plus

(c)	the amount by which Indebtedness or Disqualified Equity Interests of the Company and its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness or Disqualified Equity Interests of the Company or a Restricted Subsidiary for Qualified Capital Stock of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(d)	an amount equal to the net cash proceeds and Fair Market Value of property or assets received by the Company or any of its Restricted Subsidiaries after the Issue Date from: (i) repayments of loans or advances or other transfers of property or assets, in each case to the Company or any Restricted Subsidiary (other than any such repayments of loans or advances and transfers of property or assets with respect to Investments made pursuant to clause (10) of the definition of “Permitted Investment” that have been utilized to make Investments pursuant to clause (10) of the definition of Permitted Investments”), (ii) the sale or other disposition of any Restricted Investment (except, in the case of clauses (i) and (ii), to the extent any such payment or proceeds are included in the calculation of the Company’s Consolidated Net Income), or (iii) the release of any guarantee of the Company or any Restricted Subsidiary that was previously counted as a Restricted Investment (except to the extent any amounts are paid under such guarantee); plus

(e)	in the case of a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, an amount equal to the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have complied with the provisions of the indenture on the date of declaration;

(2)	the making of any Restricted Payment, either:

(a)	in the form of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Equity Interests) to acquire Qualified Capital Stock; or

(b)	through the application of the net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Equity Interests) to acquire Qualified Capital Stock, so long as such net proceeds are applied pursuant to this clause (b) within 180 days of such sale;

(3)	the repurchase by the Company of its Capital Stock if after giving effect thereto the aggregate consideration paid or payable for all such purchases does not exceed $50.0 million;

(4)	so long as no Event of Default shall have occurred and be continuing, the repurchase of any Subordinated Indebtedness of the Company or any Restricted Subsidiary at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness in the event of an Asset Sale pursuant to a provision similar to the “—Limitation on Asset Sales” covenant; provided that prior to or concurrently with such repurchase the Company has made the Net Proceeds Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Net Proceeds Offer;

(5)	so long as no Event of Default shall have occurred and be continuing, the repurchase of any Subordinated Indebtedness of the Company or any Restricted Subsidiary at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the “Change of Control” covenant; provided that prior to or concurrently with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

(6)	the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, acquired or retired, plus any accrued and unpaid interest thereon, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of any fees, expenses or defeasance costs of the Company incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the notes at least to the same extent as the Subordinated Indebtedness so purchased, redeemed, acquired or retired and (C) such new Indebtedness has an Average Life longer than the Average Life of the Subordinated Indebtedness and a Stated Maturity later than the Stated Maturity of the Subordinated Indebtedness;

(7)	so long as no Event of Default shall have occurred and be continuing, other Restricted Payments by the Company or any Restricted Subsidiary in an aggregate amount expended after the Issue Date pursuant to this clause (7) not to exceed $100.0 million;

(8)	the repurchase of any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise of any warrants, rights or options to purchase or acquire such Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock (including any fractional interests resulting therefrom), if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent all or a portion of the exercise price thereof or applicable withholding taxes, if any;

(9)	so long as no Event of Default shall have occurred and be continuing, the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by any future, present or former officers, directors, employees, members of management or consultants (or their heirs, family members, spouses, former spouses or their estates or other beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any plan or agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any calendar year after the Issue Date does not exceed an aggregate amount of $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year); provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(10)	the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness”;

(11)	cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Company or a Restricted Subsidiary; and

(12)	any redemption of share purchase rights issued pursuant to the Company’s share purchase rights plan existing on the Issue Date (as the same may be amended from time to time) or any similar successor or replacement share purchase rights plan, for a redemption price not to exceed $0.01 per share purchase right.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may classify such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify from time to time any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (3) of the first paragraph under this “Limitation on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

Limitation on Incurrence of Additional Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than Permitted Indebtedness; provided, however, that the Company or any guarantor of the notes (or any Restricted Subsidiary which guarantees the notes at the time of such incurrence) may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and application of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company would be equal to or greater than 2.0 to 1.0.

Limitations on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company in any transaction or series of related transactions (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million unless:

(1)	such Affiliate Transaction, as determined by the Company in good faith, is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2)	the Company delivers to the Trustee an officer’s certificate with respect to such Affiliate Transaction stating that the Company has approved such Affiliate Transaction and stating that such Affiliate Transaction complies with clause (1) above; and

(3)	for any transaction or series of related transactions with an aggregate value of $20.0 million or more. such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of the Company, if any.

The foregoing restrictions will not apply to:

(a)	payment of reasonable fees and compensation paid to, or loans made to, and indemnity provided on behalf of, former, current or future officers, directors, employees or consultants of the Company or any subsidiary (including any employment agreements, employee benefit plans or indemnification agreements entered into with such Persons) as determined, in good faith, by the Company;

(b)	any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(c)	any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is, as determined by the Company, not more materially disadvantageous to the holders when taken as a whole than the original agreement as in effect on the Issue Date;

(d)	Permitted Investments and Restricted Payments permitted by the indenture:

(e)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the determination of the Company, fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(f)	commercially reasonable transactions between the Company or a Restricted Subsidiary and any joint venture or any Unrestricted Subsidiary and otherwise in compliance with the terms of the indenture which are, in the determination of the Company at the time of entry into such transactions, fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(g)	the issuance or sale of any Equity Interests of the Company;

(h)	transactions as to which the Company delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, consulting or appraisal firm to the effect that the transaction is fair, from a financial point of view or otherwise, to the Company or the Restricted Subsidiary that is a party thereto, as the case may be;

(i)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;

(j)	any contribution of capital to the Company; and

(k)	sales or other dispositions of accounts receivable and related assets and interests therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivable Subsidiary in a Qualified Receivables Transaction and Permitted Investments and other transactions in connection with a Qualified Receivables Transaction and any other Standard Securitization Undertakings in connection with a Qualified Receivables Transaction.

Limitation on Liens

(a)	Except for Permitted Liens, the Company will not, and will not permit:

(x)	the Company or any of the guarantors, directly or indirectly, to create, incur or assume any Lien securing Indebtedness on their properties or assets; or

(y)	any of its non-guarantor Restricted Subsidiaries, directly or indirectly, to create, incur or assume any Debt Securities Lien on their properties or assets;

in each case upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

(b)	Notwithstanding the foregoing, in addition to creating, incurring or assuming Permitted Liens on their properties or assets:

(x)	the Company and any of the guarantors may create, incur or assume any Lien securing Indebtedness on any of their properties or assets (including, but not limited to, any Capital Stock of its subsidiaries); and

(y)	any of the Company’s non-guarantor Restricted Subsidiaries may create, incur or assume Debt Securities Liens on any of its properties or assets (including, but not limited to, any Capital Stock of its subsidiaries);

in each case, if the notes are secured equally and ratably with (or, if the Indebtedness to be secured by the Lien is subordinated in right of payment to the notes. prior to) the Indebtedness so secured, as the case may be, for so long as such obligations are so secured.

(c)	Any Lien granted pursuant to clause (b) above shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under the indenture, in which case such Liens shall only be discharged and released upon payment of the notes or cessation of such Default or Event of Default), (ii) in the case of any such Lien in favor of any guarantee, upon the termination and discharge of such guarantee in accordance with the terms of the indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “Merger, Consolidation and Sale of Assets” below) in compliance with the indenture to any Person (not an Affiliate of the Company) of the property or assets secured by such initial Lien, or of all of the Capital Stock held by the Company, any guarantor or any non-guarantor Restricted Subsidiary, as the case may be, in, or all or substantially all the assets of, any guarantor or any non-guarantor Restricted Subsidiary, as the case may be, creating such initial Lien.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Capital Stock;

(b)	make loans or advances to or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company; or

(c)	transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company;

except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable law, rule, regulation or order of, or agreements with, governmental authorities with respect to assets located in their jurisdiction;

(2)	the notes, the indenture or any guarantee thereof;

(3)	(A) customary provisions (i) restricting the subletting or assignment of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (ii) contained in agreements related to the license of copyrighted or patented materials or other intellectual property, (B) provisions in agreements that restrict the assignment of such agreements or rights thereunder, (C) contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock or (D) in contracts with customers entered into the ordinary course of business that impose restriction on cash or other deposits or net worth;

(4)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary or merged with or into the Company or any Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than (a) the Person or the properties or assets of the Person so acquired (including the Capital Stock of such Person), or (b) any Restricted Subsidiary having no assets other than (i) the Person or the properties or assets of the Person so acquired (including the Capital Stock of such Person) and (ii) other assets having a fair market value not in excess of $10 million, and, in each case, the monetary proceeds thereof;

(5)	any agreement or instrument (A) in effect at or entered into on the Issue Date or (B) governing Indebtedness, provided, in the case of this clause (B), that (x) such Indebtedness is permitted under the indenture and (y) the Company has determined in good faith at the time of incurrence that such encumbrance or restriction will not adversely affect in any material respect the Company’s ability to make principal or interest payments on the notes as and when due;

(6)	Purchase Money Debt for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(7)	restrictions on the transfer of assets subject to any Lien permitted under the indenture;

(8)	restrictions imposed by any agreement to sell assets not in violation of the indenture to any Person pending the closing of such sale;

(9)	customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(10)	the subordination of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to the Company or any other Restricted Subsidiary to any other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that such other Indebtedness is permitted under the indenture;

(11)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements (which replacements can occur after termination of the relevant contract, instrument or obligation evidencing such encumbrance or restriction) or refinancing of the contracts, instruments or obligations referred to in subclauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement. renewal, increase, supplement, refunding, replacement or refinancing;

(12)	customary arrangements entered into or incurred by and relating exclusively to a Receivable Subsidiary in connection with a Qualified Receivables Transaction that, in the good faith determination of the Company’s board of directors, is reasonably necessary to effect such qualified Receivables Transaction;

(13)	Capitalized Lease Obligations permitted under the Indenture, in each case, that impose restrictions on that property of the nature described in clause (c) of the preceding paragraph;

(14)	provisions in charters. bylaws or similar governing documents of any Receivable Subsidiary or joint venture entity as in effect on the Issue Date or that are reasonably customary for comparable entities engaged in comparable activities otherwise permitted under the Indenture; or

(15)	any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary that impose restrictions of the nature described in clause (c) of the preceding paragraph.

Merger, Consolidation and Sale of Assets

The Company will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) in one or more related transactions (other than if a Restricted Subsidiary merges into or consolidates with the Company) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either (A) the Company shall be the surviving or continuing Person or (B) the Person, if other than the Company, formed by such consolidation or into which the Company is merged, or the Person that acquires by sale, assignment, transfer, conveyance or other disposition all or substantially all of the Company’s assets determined on a consolidated basis for the Company and its Restricted Subsidiaries (the “Surviving Entity”), (x) shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (and, if such Person is not a corporation, the notes are coissued by a Restricted Subsidiary of such Person that is a corporation) and (y) shall expressly assume, by supplemental indenture, executed and delivered to and in form satisfactory to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of the Company to be performed or observed;

(2)	immediately before and immediately after giving effect to such transaction, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	the Company or such Surviving Entity, as the case may be, shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger. sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, does not contravene the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the execution of such supplemental indenture have been satisfied.

The indenture provides that upon any consolidation or merger or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing Person, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, transfer or other disposition is made shall succeed to, and be substituted for. and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of all of its obligations and duties under the indenture and the notes.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2)	at least 75% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale is cash or Cash Equivalents, Replacement Assets or a combination thereof; provided that the amount of (a) any liabilities (other than Subordinated Indebtedness) of the Company or any such Restricted Subsidiary, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the time of such disposition, to the extent of the cash or Cash Equivalents received and (c) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $50.0 million and 3.0% of the Company’s Total Assets, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will each be deemed to be cash for the purposes of this clause (2); provided that the 75% limitation referred to above will not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

Within 365 days of the receipt of Net Cash Proceeds of any Asset Sale, the Company may apply directly or through a Restricted Subsidiary, or cause such Restricted Subsidiary to apply, an amount equal to the Net Cash Proceeds relating to such Asset Sale thereof either:

(A)	to repay (i) Indebtedness that is secured by a Lien, including Indebtedness under the Credit Agreement, (ii) Indebtedness of a Restricted Subsidiary that is not a guarantor of the Notes (provided that the assets disposed of in the applicable Asset Sale consisted of assets of such Restricted Subsidiary or any other Restricted Subsidiary that is not also a guarantor of the Notes) and (iii) Pari Passu Indebtedness; provided however, that in the event any Pari Passu Indebtedness is repaid in satisfaction of this covenant, a Pro Rata Share (as defined below) of the notes is substantially concurrently redeemed or repurchased (including pursuant to a tender offer or open market repurchases) with a portion of such Net Cash Proceeds at a price no less than 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon;

(B)	to reinvest in Replacement Assets;

(C)	to acquire assets constituting, or any Equity Interests of, a Permitted Business, if, after giving effect to any such acquisition, such assets are owned by the Company or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Company;

(D)	to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of the Indenture; or

(E)	a combination of prepayment, investment, acquisition or expenditure permitted by the foregoing clauses (A), (B), (C) and (D);

provided that, if during such 365-day period the Company or Restricted Subsidiary enters into a definitive written agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (B), (C) or (D) above, such 365-day period shall be extended with respect to the amount of Net Cash Proceeds so committed until the later of the date required to be paid in accordance with such agreement and 180 days. Pending the final application of any Net Cash Proceeds pursuant to the immediately preceding sentence, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

On the later of the 366th day after an Asset Sale and the first day after the date on which the Company or such Restricted Subsidiary agreed to apply such Net Cash Proceeds pursuant to a definitive written agreement contemplated by the proviso to the preceding paragraph; provided that such date may be earlier, as the Company or such Restricted Subsidiary may determine (the “Net Proceeds Offer Trigger Date”), the aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B), (C), (D) and (E) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) will be applied by the Company to make an offer to repurchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis that amount of notes equal to the Net Proceeds Offer Amount multiplied by a fraction, the numerator of which is the aggregate principal amount of notes then outstanding and the denominator of which is the sum of the aggregate principal amount of notes and Pan Passu Indebtedness then outstanding (the “Pro Rata Share”), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $50.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $50.0 million, at which time the Company will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is at least 550.0 million being deemed to be a Net Proceeds Offer Trigger Date. To the extent that the aggregate purchase price of notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Share, the Company or any Restricted Subsidiary may use such amount for any purpose not prohibited by the indenture, Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

The Credit Agreement restricts the ability of the Company to repurchase the notes in certain circumstances. Accordingly, if required to make a Net Proceeds Offer, the Company may need the consent of the lenders under the Credit Agreement. The failure of the Company to make a required Net Proceeds Offer and repurchase notes subject thereto would be an Event of Default.

Notice of a Net Proceeds Offer will be mailed to the holders as shown on the register of holders, not less than 30 days and not more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part (in integral multiples of $1 000 principal amount; provided, that the unpurchased portion of any note may not be less than $2,000. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered).

If an offer is made to repurchase the notes pursuant to a Net Proceeds Offer, the Company will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitation on Asset Sales” covenant in the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “—Limitation on Asset Sales” covenant of the indenture by virtue thereof.

Subsidiary Guarantees

The Company will cause each of its Domestic Subsidiaries (other than (x) any Domestic Subsidiary that is prohibited by law from guaranteeing the notes or that would experience adverse regulatory consequences as a result of providing a guarantee of the notes (so long as, in the case of this clause (x), such Domestic Subsidiary has not provided a guarantee of any other Indebtedness of the Company or any guarantor), (y) any Receivable Subsidiary and (z) any Immaterial Subsidiary) to guarantee the notes.

Additionally, the Company will not permit any Restricted Subsidiary (other than a guarantor) to guarantee any Indebtedness of the Company or any guarantor unless, in any such case:

(1)	such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary in the form required by the indenture; and

(2)	if such guarantee is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness is similarly subordinated to the guarantee of the notes;

provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary (i) that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company, or (ii) of any Indebtedness (or obligations in respect of such Indebtedness) permitted to be incurred pursuant to clauses (2), (3), (4). (8), (9), (11) (subject to the proviso contained therein), (16), (18) or (20) of the definition of “Permitted Indebtedness”.

Each guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Any guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

(1)	the release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee of the notes was executed and delivered pursuant to the second paragraph of this covenant (except a release by or as a result of payment under such Indebtedness);

(2)	any sale or other disposition (by merger or otherwise) to any Person that is not an Affiliate of the Company, of the Company’s Capital Stock in such Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary; provided, however, that:

(a)	such sale or disposition of such Capital Stock is otherwise in compliance with the terms of the indenture; and

(b)	the Company is deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such entity not sold or disposed plus the Fair Market Value of any guarantee by the Company or any Restricted Subsidiary of Indebtedness of such entity;

(3)	any sale or other disposition (by merger or otherwise) to any Person that is not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that:

(a)	such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture; and

(b)	such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed;

(4)	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the terms of the indenture; or

(5)	the exercise by the Company of its legal defeasance option under “Defeasance” or the discharge of the Company’s obligations under the indenture.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such subsidiary and each other Person that is a subsidiary of such subsidiary will be deemed to be an Unrestricted Subsidiary.

The Company may designate any subsidiary to be an Unrestricted Subsidiary unless such subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(1)	the subsidiary to be so designated has total assets of $1,000 or less; or

(2)	immediately after giving effect to such designation, the Company could make a Restricted Payment to or a Permitted Investment in such Unrestricted Subsidiary in an amount equal to the greater of the Fair Market Value or book value of such subsidiary pursuant to the “—Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment or a Permitted Investment, as applicable, for the purpose of calculating the amount available for additional Restricted Payments or Permitted Investments, as applicable, thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Indebtedness of such Unrestricted Subsidiary could be Incurred under the “—Limitation on Incurrence of Additional Indebtedness” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “—Limitation on Liens” covenant.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1)	the failure to pay interest on any notes when the same becomes due and payable and such default continues for a period of 30 days; or

(2)	the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase notes validly tendered and not withdrawn pursuant to a Change of Control Offer or a Net Proceeds Offer: or

(3)	a default in the observance or performance of any other covenant or agreement contained in the indenture not specified in clause (1) or (2) above which default continues for a period of 60 days after the Company receives written notice specifying the default. and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; or

(4)	the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, other than intercompany Indebtedness, or the acceleration of the final stated maturity of any such Indebtedness, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25.0 million or more at any time; or

(5)	failure by the Company or any Restricted Subsidiary of the Company to pay any final judgment or final judgments entered by a court or courts of competent jurisdiction for the payment of money in excess (net of amounts covered by third party insurance) of $25M million rendered against the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and is not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; or

(6)	certain events of bankruptcy affecting the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(7)

any guarantee, if any, of the notes by a Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary ceases to be in full force and effect or any guarantee of a Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is held in a judicial proceeding to be null and void and unenforceable or any guarantee of a Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is found to be invalid by a final judgment or order that is not appealable or any Significant Subsidiary of the Company or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary that is a guarantor denies its liability under its guarantee, other than by reason of a release of such Subsidiary or group of Subsidiaries in accordance with the terms of the indenture.

During the continuance of any Event of Default specified in the indenture (other than an Event of Default specified in clause (6) above with respect to the Company), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and (if given by the holders) to the trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same will become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee has received an officers certificate and an opinion of counsel to the effect that such Event of Default has been cured or waived.

The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture (including in connection with an offer to purchase the notes), and its consequences, except a default in the payment of the principal of or interest on any notes. Upon any such waiver, such Default or Event of Default shall cease to exist, and any Default or Event of Default arising therefrom shall be deemed to have been cured for every purpose of the indenture.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“legal defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the indenture.

In the event legal defeasance occurs, the events described under “Events of Default” (other than those relating to payments on the notes as provided above) will no longer constitute Events of Default with respect to the notes.

In addition. the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including nonpayment and bankruptcy events) described under “Events of Default” will no longer constitute Events of Default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars sufficient, noncallable Government Securities, the scheduled payments of principal and interest on which will be sufficient, or a combination thereof, sufficient without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants (which opinion need only be given if Government Securities have been so deposited), to pay the principal of, or interest and premium, if any, on the outstanding notes to the Stated Maturity or to the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company shall have delivered to the trustee an opinion of U.S. tax counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company shall have delivered to the trustee an opinion of U.S. tax counsel reasonably acceptable to the trustee confirming that the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	the Company delivers to the trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(5)	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound (other than the indenture and any agreements or instruments governing any other Indebtedness being defeased, discharged or replaced, in each case, resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and any grant of any Lien to secure such borrowing);

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Satisfaction and Discharge

The indenture will be satisfied and discharged and will cease to be of further effect as to all notes issued thereunder when:

(1)	either (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation or (b) all notes that have not been delivered to the trustee for cancellation (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the indenture) have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in US. dollars sufficient, noncallable Government Securities, the scheduled payments of principal of and interest on which will be sufficient, or a combination thereof, sufficient without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants (which opinion need only be given if Government Securities have been so deposited), to pay and discharge the entire indebtedness on such notes for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and the grant of any Lien to secure such borrowing) and such deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which the Company is a party or by which the Company is bound (other than the Indenture and the agreements or instruments governing any other Indebtedness being defeased, discharged or replaced);

(3)	the Company has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee to the effect that all conditions precedent to satisfaction and discharge have been satisfied.

Modification of the Indenture

The indenture and the notes may be amended, without the consent of any holder:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to comply with the “—Merger, Consolidation and Sale of Assets” covenant;

(3)	to provide for the assumption of the Company’s or any guarantor’s obligations to the extent otherwise permitted under the indenture;

(4)	to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

(5)	to add covenants for the benefit of the holders or to surrender any right or power conferred upon the Company or any guarantor;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)	to evidence and provide for the acceptance and appointment under the indenture of a successor trustee thereunder pursuant to the requirements thereof;

(8)	to add a guarantor or a corporate co-issuer under the indenture;

(9)	to conform the text of the indenture or the notes to any provision of this “Description of Notes” to the extent that the trustee has received an officer’s certificate from the Company stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”;

(10)	to make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of the notes; or

(11)	to mortgage, pledge, hypothecate or grant any other Lien in favor of the trustee for the benefit of the holders of the notes, as security for the payment and performance of all or any portion of the notes, in any property or assets.

Modifications and amendments of the indenture or the notes may be made with the consent of holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

(1)	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the time for payment of interest, including defaulted interest, on any notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

(4)	make any notes payable in money other than that stated in the notes;

(5)	at any time after a Change of Control has occurred or the requirement to make a Net Proceeds Offer has occurred, amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in relation to such Change of Control in accordance with the covenant described under the caption “Change of Control”, or such Net Proceeds Offer in accordance with the covenant described under the caption “—Limitation on Asset Sales,” as the case may be, including amending, changing or modifying any definition relating thereto;

(6)	make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes); or

(7)	release all or substantially all of the guarantors from their obligations under their guarantees or the indenture other than in accordance with the terms of the indenture.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Reports

The indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, such quarterly and annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in those sections; provided, however, that, if the SEC does not permit such filings, the Company will be required to provide to the trustee and holders of notes any such information, documents or reports that are not so filed. The indenture further provides that the Company promptly will deliver to the trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. For purposes of this covenant, the Company will be deemed to have furnished all required reports and information referred to in this paragraph to the trustee and the holders of the notes as required by this covenant if it has filed the reports referred to in this paragraph with the SEC via the EDGAR tiling system (or any successor filing system) and such reports are publicly available. The Company will also comply with the other provisions of TIA Section 314(a).

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of clause (3) under “Events of Default” until 90 days after the date the relevant report hereunder is due.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided, however, that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“13% Notes” means the 13% Senior Secured Notes due 2017, issued pursuant to an indenture dated as of March 10, 2009, among the Company, as issuer, certain subsidiaries of the Company, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

An “Affiliate” of a Person means a Person who directly or indirectly through one or more intermediaries controls. or is controlled by, or is under common control with, such Person; provided, however, that with respect to the Company the term Affiliate shall not include the Company or any subsidiary of the Company so long as no Affiliate of the Company has any direct or indirect interest therein, except through the Company or its subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	10% of the principal amount of such note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of the note at June 1, 2016 (such redemption price being set forth in the table appearing above under the caption “—Redemption—Optional Redemption”) plus (ii) all remaining required interest payments due on the note through June 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Acquisition” means

(1)	an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company; or

(2)	the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, conveyance, transfer or other disposition for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction that does not give rise to a Capitalized Lease Obligation, to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1)	any Capital Stock of any Restricted Subsidiary of the Company; or

(2)	any other property or assets, other than cash or Cash Equivalents, of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales will not include:

(a)	a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $25.0 million;

(b)	the sale, conveyance, transfer or other disposition of (i) accounts receivable and (ii) inventory or other assets held for sale in the ordinary course of business;

(c)	the sale, conveyance, transfer or other disposition of property or assets in the ordinary course of business;

(d)	the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under “—Merger, Consolidation and Sale of Assets;”

(e)	sales, conveyances, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (or foreclosure with respect to) any Lien not prohibited by the provisions described under “—Limitation on Liens;”

(f)	sales, conveyances, transfers or other dispositions of damaged, obsolete or worn out property or equipment, or property or equipment that is no longer necessary or useful in the conduct of the business of the Company and its Restricted Subsidiaries, in each case as determined by the Company in good faith;

(g)	to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(h)	sales, conveyances, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by the provisions described under “—Limitation on Restricted Payments;”

(i)	the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(j)	execution of settlement of or unwinding of any Hedging Protection Obligations;

(k)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l)	sales, conveyances, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)	the lease, assignment or sublease of any real or personal property in the ordinary course of business; and

(n)	licensing of intellectual property in the ordinary course of business;

(o)	sales, conveyances, transfers or other dispositions of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction;

(p)	sales, conveyances, transfers or other dispositions of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash in an amount at least equal to 90% of the Fair Market Value thereof (for the purposes of this clause (p), Purchase Money Notes will be deemed to be cash);

(q)	any Sale and Leaseback Transaction of any assets within 90 days of the acquisition thereof;

(r)	the sale, conveyance, transfer or other disposition of the property and assets located at 600 Rue Forex, St. Michel des Saints, Quebec, Canada; and

(s)	the sale, conveyance, transfer or other disposition of the property and assets located at 219 U.S. Highway 20W, Middlebury, Indiana.

“Attributable Debt” in respect of a Sale and Leaseback Transaction consummated subsequent to the Issue Date means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, that “Attributable Debt” shall not include any such obligations to the extent they relate to the lease of manufacturing facilities, warehouses, offices, distribution facilities or other facilities, including without limitation, the fixtures appertaining thereto, unless such obligations are required to be recorded on the Company’s balance sheet in accordance with GAAP.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

“Bank Products” means any one or more of the following types of services or facilities: (a) credit cards or stored value cards, and (b) cash management or related services, including (i) the automated clearinghouse transfer of funds or overdraft for any accounts, (ii) controlled disbursement services and (iii) payables or comparable services.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2)	65% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

in each case, giving pro forma effect to any acquisitions or dispositions made after the applicable quarter end or made on the date giving rise for the need to make such calculation in a manner consistent with that described in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such other Person or any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and reflected as a liability on a balance sheet under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	United States dollars, euros or the currency of any country recognized by the United States;

(2)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case with average maturities of 24 months or less from the date of acquisition;

(3)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with average maturities of 24 months or less from the date of acquisition;

(4)	money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s with average maturities of 24 months or less from the date of acquisition;

(5)	certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) with average maturities of 24 months or less from the date of acquisition issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any country recognized by the United States having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million:

(6)	repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (2) and (3) above entered into with any bank meeting the qualifications specified in clause (5) above;

(7)	commercial paper or other Indebtedness or Preferred Stock with a long term rating of “A” or higher from S&P or “A2” or higher from Moody’s or a short term rating of at least “A-1” or higher from S&P or “P-1” or higher from Moody’s, in each case, with average maturities of 24 months or less from the date of acquisition;

(8)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (7) above; and

(9)	investments in investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above.

“Cash Equivalents” shall also mean any investment made at any time while the aggregate value, calculated in accordance with GAAP, of all investments of the Company and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (9) above exceeds the aggregate principal amount of Indebtedness (or, in the case of Indebtedness issued at a discount to its principal amount, the accreted value) of the Company and its Restricted Subsidiaries (a “Qualifying Investment”), that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (9) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (9) requiring a shorter maturity); and (b) the weighted average effective maturity of (i) such Qualifying Investment, (ii) all other investments that were made as Qualifying Investments in accordance with this paragraph and (iii) all investments of the Company and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (9) above, does not exceed 24 months from the date of such acquisition thereof.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (whether or not otherwise in compliance with the provisions of the indenture);

(2)	the approval by the holders of Capital Stock of the Company of any plan for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture);

(3)	any Person or Group shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company entitled under ordinary circumstances to elect a majority of the directors of the Company (the “Voting Stock”); or

(4)	the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.

“Commodity Price Protection Obligation” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to fix or hedge commodity price risk.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(1)	the sum, without duplication, of the amounts for such period, taken as a single accounting period, of:

(a)	Consolidated Net Income;

(b)	Consolidated Non-Cash Charges;

(c)	Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d)	Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

(e)	any expenses or charges related to any transaction or series of transactions constituting an equity offering, Permitted Investment, recapitalization or Incurrence of Indebtedness permitted to be Incurred by the indenture (whether or not successful) or related to this offering of the notes; and

(f)	with respect to periods prior to the Issue Date, loss on sales or impairment of long lived assets, other operating charges and impairment of goodwill, other-than-temporary impairment of investments, loss on early debt extinguishment and depreciation included within equity in loss (earnings) of unconsolidated affiliates; less

(2)	the sum of the following:

(a)	non-cash items increasing Consolidated Net Income for such period, other than (I) the accrual of revenue consistent with past practice, and (II) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-Cash Charges: and

(b)	with respect to periods prior to the Issue Date, gain on sales of long lived assets, other operating credits, investment income and realized gains on long-term investments.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four most recent full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage

Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the Incurrence of any Indebtedness (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Incurrence (and the application of the proceeds thereof) or repayment, as the case may be, occurred on the first day of the Four-Quarter Period; provided, however, that the pro forma calculation of Consolidated Fixed Charges shall not give effect to any Permitted Indebtedness Incurred on the Transaction Date or to the repayment of any Indebtedness from the proceeds of any Permitted Indebtedness Incurred on the Transaction Date; and

(2)	any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Acquired Indebtedness) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four-Quarter Period and giving effect to any pro forma expense and cost reductions associated with any such Asset Acquisition or Asset Sale calculated on a basis consistent with Regulation S-X under the Exchange Act.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(a)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b)	if interest on any Indebtedness (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(c)	notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(1)	Consolidated Interest Expense; and

(2)	the product of (a) all dividends and other distributions paid or accrued during such period in respect of Disqualified Equity Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period the sum, without duplication, of:

(1)	the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)	any amortization of debt discount;

(b)	the net cost of Interest Rate Protection Obligations (including any amortization of discounts);

(c)	the interest portion of any deferred payment obligation;

(d)	all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e)	all accrued interest; plus

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

(3)	the interest expense on any Indebtedness in excess of $20.0 million in aggregate principal amount outstanding guaranteed by such Person and its Restricted Subsidiaries; plus

(4)	all capitalized interest of such Person and its Restricted Subsidiaries for such period; less (5) interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

“Consolidated Net Income” means. with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by:

(1)	excluding, to the extent included in calculating such net income, without duplication

(a)	all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(b)	the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(c)	gains or losses in respect of any Asset Sales after the Issue Date by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(d)	the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis:

(e)	solely for purposes of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary (other than a guarantor of the notes) of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(f)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(g)	any fees and expenses paid in connection with the issuance of the notes;

(h)	non-cash compensation expense incurred in connection with any issuance of Equity Interests to an employee of such Person or any Restricted Subsidiary;

(i)	any net after-tax gains or losses attributable to the early extinguishment of Indebtedness; and

(2)	including, without duplication, dividends from Persons that are not Restricted Subsidiaries actually received in cash by the Company or any Restricted Subsidiary.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of such Person but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries and computed in accordance with GAAP.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles), cost of timber harvested and other noncash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors of the Company on the date of the indenture; or

(2)	was nominated for election or elected to such board of directors with the approval or subsequent ratification of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Credit Agreement” means the Company’s loan and security agreement, dated March 10, 2009 among the Company, the other borrowers named therein, the guarantors named therein, Bank of America, N.A., as administrative agent, and the other agents and lenders named therein, including all related notes and collateral documents, in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any modification extending the maturity of the facility evidenced by, or increasing the total commitment under, such agreement and any agreement evidencing any refinancing, replacement (which replacement can occur after termination of the relevant agreement) or restructuring (including adding subsidiaries of the Company as additional borrowers or guarantors thereunder) of all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement and any commercial paper facilities or other agreements or indentures, in each case with banks or other lenders or debt holders providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other debt) or letters of credit or other debt, in each case, as amended, restated, modified, renewed, refunded, replaced (which replacement can occur after termination of the relevant agreement), refinanced or substituted in whole or in part from time to time by one or more of such facilities, whether with the same or different banks or lenders or holders and whether or not increasing the amount thereunder.

“Currency Exchange Protection Obligation” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to fix or hedge currency exchange risk.

“Debt Securities Lien” means any Lien securing Indebtedness incurred in connection with (a) any registered offering of securities under the Securities Act or (b) any private placement of securities (including under Rule 144A of the Securities Act) pursuant to an exemption from the registration requirements of the Securities Act which does not include, among other things, Liens securing Indebtedness incurred in connection with (i) the Credit Agreement and (ii) debt facilities or other agreements with one or more banks or one or more lenders providing for revolving credit loans, term loans or letters of credit facilities.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate executed by an executive officer of the Company or such Restricted Subsidiary.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event:

(1)	matures or is mandatorily redeemable under a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Equity Interests; or

(3)	is redeemable or repurchasable, in whole or in part, at the option of the holder thereof:

in each case on or prior to the day that is 91 days after the Stated Maturity of the notes: provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes will not constitute Disqualified Equity Interests if:

(a)	the “asset sale” or “change of control” provisions applicable to such Equity Interests are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation to the holders of such Equity Interests than the provisions described under “—Covenants— Limitation on Asset Sales” and “—Change of Control,” respectively, and

(b)	any such requirement becomes operative only after compliance with such corresponding terms applicable to the notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“Equity Interests” means all Capital Stock and all warrants, profits, interests, equity appreciation rights or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into equity.

“Equity Offering” means any private or public offering of Qualified Capital Stock of the Company, other than any issuance registered on Form S-8 or any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, as determined in good faith by the Company, the price which could be negotiated in an arm’s-length transaction taking into account the circumstances of the subject transaction: provided that where the value of the assets or property is in excess of $50.0 million, the Fair Market Value shall be determined by the board of directors of the Company in good faith and will be evidenced by a board resolution delivered to the trustee.

“Foreign Subsidiary” means (i) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State or territory thereof or the District of Columbia and (ii) any Restricted Subsidiary of a Subsidiary described in the foregoing clause (i).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that, at any time after the Issue Date, the Company may by written notice to the Trustee elect to change “GAAP” to be defined as “generally accepted accounting principles in the United States of America as in effect on the date of such notice,” and thereafter GAAP as of such date will be GAAP for all periods beginning on or after the date of such notice.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Hedging Protection Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Protection Obligations, Commodity Price Protection Obligations and Currency Exchange Protection Obligations.

“Immaterial Subsidiary” means any Restricted Subsidiary the Consolidated Net Tangible Assets of which are less than 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Restricted Subsidiaries (in each case determined in accordance with GAAP) as of the end of the most recent fiscal quarter prior to the date of determination for which financial information is respect thereof is available: provided, that upon any Restricted Subsidiary ceasing to comply with the foregoing requirements, the Company will be deemed to have acquired a Restricted Subsidiary that is not an Immaterial Subsidiary and will comply with the provisions set forth under “—Covenants— Subsidiary Guarantees” in connection therewith.

“Incur” or “incur” means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to. or otherwise become responsible for, payment of such Indebtedness.

“Indebtedness” means with respect to any Person, without duplication:

(1)	the principal amount of all obligations of such Person for borrowed money;

(2)	the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all obligations of such Person to pay the deferred purchase price of property (but excluding trade accounts payable and other similar liabilities arising in the ordinary course of business and excluding any earn-out obligations);

(5)	all obligations of such Person for the reimbursement of any obligor on any letter of credit or banker’s acceptance (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

(6)	guarantees of such Person in respect of Indebtedness of another Person referred to in clauses (1) through (5) above and clause (8) below;

(7)	all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of the property or asset of such Person subject to such Lien and the amount of the Indebtedness secured thereby;

(8)	all Hedging Protection Obligations of such Person, excluding non-speculative Hedging Protection Obligations;

(9)	all Preferred Stock of any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and

(10)	all Disqualified Equity Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (1) the “maximum fixed repurchase price” of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness is required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value will be determined reasonably and in good faith by the issuer of such Disqualified Equity Interests, and (2) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accrual or payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of the “—Limitation on Incurrence of Additional Indebtedness” covenant. The amount of Indebtedness of any Person at any date will be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or other acquisition for consideration by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit, advances to customers, and travel and similar advances to officers and employees in the ordinary course of business by the Company and its subsidiaries. For the purposes of the “—Limitation on Restricted Payments” covenant:

(1)	“Investment” will include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2)	the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for Increases or decreases in value, or writeups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such subsidiary not sold or disposed.

“Investment Grade Rating” means BBB— or higher by S&P or Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P and Moody’s, or of another Rating Agency.

“Issue Date” means the date on which the notes are originally issued under the indenture.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(a)	all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(b)	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(c)	the amounts of:

(x)	any repayments of debt secured, directly or indirectly, by Liens on the assets that are the subject of such Asset Sale, and

(y)	any repayments of debt (other than Pan Passu Indebtedness or Subordinated Indebtedness) that is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);

(d)	any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries will constitute Net Cash Proceeds on such date;

(e)	all amounts deemed appropriate by the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale:

(f)	all foreign, federal, state and local taxes payable (including taxes reasonably estimated to be payable) in connection with or as a result of such Asset Sale; and

(g)	with respect to Asset Sales by Restricted Subsidiaries of the Company, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

Notwithstanding the foregoing, Net Cash Proceeds will not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent (and only to the extent);

(1)	such proceeds cannot under applicable law be transferred to the United States; or

(2)	such transfer would result (in the good faith determination of the Company) in an aggregate tax liability that would be materially greater than if such Asset Sale occurred in the United States;

provided that if, as, and to the extent that any of such proceeds may lawfully be in the case of clause (1) or are in the case of clause (2) transferred to the United States, such proceeds will be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

“Pari Passu indebtedness” means any Indebtedness of the Company or a guarantor of the notes ranking pari passu in right of payment with the notes or a guarantee of the notes. as the case may be. determined without regard to the secured or unsecured status of such indebtedness, the notes or any such guarantee, that the obligor thereon is required to repurchase, redeem or repay, or to offer to repurchase, redeem or repay, on a permanent basis in connection with an Asset Sale.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the board of directors of the Company.

“Permitted Indebtedness” means, without duplication;

(1)	the notes (other than Additional Notes that are not issued in exchange for notes as contemplated in “—Registration Rights; Special Interests”) and the guarantees thereof;

(2)	Indebtedness incurred pursuant to Credit Facilities by the Company or any Restricted Subsidiary and any guarantee thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount at any time outstanding not to exceed the greater of (a) $250.0 million and (b) the Borrowing Base;

(3)	Indebtedness (other than Indebtedness contemplated by clause (1) or (2) of this definition) of the Company and its subsidiaries outstanding on the Issue Date;

(4)	obligations of the Company or any Restricted Subsidiary pursuant to Hedging Protection Obligations which are not incurred for speculative purposes;

(5)	intercompany Indebtedness owed by the Company or any Restricted Subsidiary of the Company to the Company or any other Restricted Subsidiary of the Company; provided, however, that (a) any such indebtedness owed by the Company or any guarantor of the notes to a Restricted Subsidiary that is not a guarantor of the notes is subordinated in right of payment to the notes (or the applicable guarantee of the notes) and (b) if, as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness, such date will be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (5);

(6)	Acquired Indebtedness, provided that after giving effect to the related acquisition or merger (i) the Company could Incur at least $1.00 of Indebtedness under the Consolidated Fixed Charge Coverage Ratio in accordance with the “—Limitation on Incurrence of Additional Indebtedness” covenant on the date such Indebtedness became Acquired Indebtedness or (ii) the Consolidated Fixed Charge Coverage Ratio for the Company would be greater than such ratio immediately prior to such acquisition or merger;

(7)	(A) guarantees by Restricted Subsidiaries of Indebtedness of the Company or guarantees by Restricted Subsidiaries of Indebtedness of other Restricted Subsidiaries to the extent that such Indebtedness is otherwise permitted under the indenture and (B) guarantees by the Company of any of its Restricted Subsidiaries’ Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture; and provided, further, that if the Indebtedness being guaranteed is subordinated to or pan passu with the notes, then the guarantee shall be subordinated or pan passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8)	Indebtedness (including Capitalized Lease Obligations and Purchase Money Debt) incurred by the Company or any Restricted Subsidiary in connection with the purchase, lease or improvement of property (real or personal) or equipment or other capital expenditures in connection with a related business whether through a direct purchase of assets or the Capital Stock of any Person owning such assets, in aggregate principal amount at any time outstanding not to exceed $100.0 million;

(9)	guarantees, letters of credit and indemnity agreements relating to, and obligations in respect of, performance, bid, appeal and surety bonds and completion guarantees incurred in the ordinary course of business;

(10)

any refinancing, modification, replacement (which replacement can occur after termination of the relevant agreement or instrument evidencing such Indebtedness), renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test set forth in the “—Limitation on Incurrence of Additional Indebtedness” covenant and clauses (1), (3), (6), (8) and this clause (10) of this definition, including any additional Indebtedness incurred to pay premiums reasonably determined by the Company (including tender premiums), defeasance costs and fees and expenses in connection therewith prior to its respective maturity;

provided, however, that such Indebtedness is incurred either by the Company, by a guarantor of the Notes or by the Restricted Subsidiary of Company that was the obligor on the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold and is guaranteed only by the Company, one or more guarantors of the Notes or Persons who were obligors on the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold and any such event does not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay premiums. defeasance costs and related tees and expenses or (B) otherwise permitted to be incurred under the indenture) of the Company and its Restricted Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold;

(11)	additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) the greater of (a) $200.0 million and (b) 12.0 % of the Company’s Total Assets; provided that the aggregate principal amount of such Indebtedness incurred or guaranteed pursuant to this clause (11) that is incurred by Restricted Subsidiaries that are not guarantors of the notes shall not exceed at any one time outstanding the greater of (a) $75.0 million and (b) 4.0% of the Company’s Total Assets;

(12)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation or employee health claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation or employee health claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(13)	Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (13));

(14)	the guarantee by the Company or any Restricted Subsidiary that guarantees Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred other than pursuant to this clause (14); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pan passu, as applicable, to the same extent as the Indebtedness guaranteed;

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is extinguished within five business days;

(16)	Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (16) and outstanding on the date of such incurrence, does not exceed the greater of (a) $150.0 million and (b) 9.0 % of the Company’s Total Assets;

(17)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (17);

(18)	Indebtedness outstanding under the 13% Notes and contribution, indemnification and reimbursement obligations owed by the Company or any Restricted Subsidiary to any of the other of them in respect of amounts paid or payable on such 13% Notes, until the date on which such notes are repurchased, redeemed or otherwise retired as described under the caption “Use of Proceeds;”

(19)	Subordinated Indebtedness of the Company or any guarantor of the notes (or a Restricted Subsidiary which guarantees the notes at the time of such incurrence) in an aggregate principal amount which, when taken together with all other Subordinated Indebtedness Incurred pursuant to this clause (19) and outstanding on the date of such incurrence, does not exceed $150.0 million at any one time outstanding; and

(20)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant;

(a)	In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the “—Limitation on Incurrence of Additional Indebtedness” covenant, the Company, in its sole discretion, will be permitted to classify and/or divide all or a portion of such item of Indebtedness on the date of its incurrence or later reclassify and/or divide all or a portion of such item of Indebtedness in any manner that complies with the “—Limitation on Incurrence of Additional Indebtedness” covenant; provided, however that all Indebtedness under the Credit Agreement which is in existence or available on the Issue Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, will be deemed to have been incurred on such date under clause (2) of this definition of “Permitted Indebtedness,” and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter.

(b)	For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount, together with any accrued and unpaid interest thereon and any premium or fees and expenses related thereto, of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which refinancing Indebtedness is denominated that is in effect on the date of such refinancing. Notwithstanding any other provision of the indenture, the maximum amount of Indebtedness that the Company may incur pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

(c)	Guarantees or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of the amount of Indebtedness shall not be included in the determination of Indebtedness.

(d)	Accrual of interest or dividends, accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness, Disqualified Equity Interests or Preferred Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant.

“Permitted Investments” means:

(1)

Investments in the Company or any Restricted Subsidiary of the Company, or for the benefit of any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter and including Investments in any Person, if after giving effect to such Investment, such Person would be a Restricted Subsidiary of the Company or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company);

(2)	Investments in cash or Cash Equivalents;

(3)	Investments existing on the Issue Date;

(4)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case. extensions, modifications and amendments thereof;

(5)	loans and advances in the ordinary course of business by the Company and its Restricted Subsidiaries to their respective employees in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(6)	Investments in an aggregate amount not to exceed $150.0 million at any one time outstanding;

(7)	Investments received by the Company or its Restricted Subsidiaries as non-cash consideration for asset sales, including Asset Sales; provided, however, in the case of an Asset Sale, such Asset Sale is effected in compliance with the “—Limitation on Asset Sales” covenant;

(8)	Hedging Protection Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ business;

(9)	extensions of credit to customers and suppliers in the ordinary course of business;

(10)	Investments in joint ventures (in each case that are not subsidiaries of the Company) (measured on the date each such investment was made and without giving effect to subsequent changes in value) together with Investments in Unrestricted Subsidiaries, in an aggregate amount not to exceed at any time the sum of (i) $150.0 million, plus (ii) an amount equal to the net cash proceeds and Fair Market Value of property or assets received by the Company or any of its Restricted Subsidiaries as a return of capital or repayment of a loan or advance with respect to any Investment made pursuant to this clause (10) (except to the extent any such proceeds or Fair Market Value of property or assets are (a) included in the calculation of the Company’s Consolidated Net Income or (b) utilized to make Restricted Payments pursuant to the covenant described under the caption “Certain Covenants—Restricted Payments”);

(11)	guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness permitted by the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(12)	any Investments received in exchange for the issuance of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock;

(13)	any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Equity Interests; and

(14)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons.

“Permitted Liens” means:

(1)	Liens securing obligations under a Credit Facility permitted to be incurred under clause (2) of the definition of “Permitted Indebtedness” and Liens securing obligations in respect of Bank Products;

(2)	Liens outstanding on the Issue Date (other than Liens to secure Indebtedness under the Credit Agreement);

(3)	Liens securing the notes or any guarantees of the notes;

(4)	Liens imposed by any governmental authority for taxes, assessments or charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Restricted Subsidiaries, as the case may be, in accordance with GAAP;

(5)	Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens arising out of judgments or awards against the Company or its Restricted Subsidiary with respect to which the Company or its Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(6)	pledges or deposits under worker’s compensation, unemployment insurance and other similar legislation;

(7)	deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any of its Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or any of its Restricted Subsidiaries or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which the Company or any of its Restricted Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(8)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements. licenses, restrictions on the use of property or minor imperfections in title thereto which, do not in the aggregate materially adversely affect the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	Liens on property of any entity (including shares of stock owned by such entity) which becomes a Restricted Subsidiary of the Company after the date on which the notes are originally issued; provided that such Liens are in existence at the time such entity becomes a Restricted Subsidiary of the Company and were not created in anticipation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(10)	Liens upon property, including software and license rights with respect to software, acquired after the date on which the notes are originally issued (by purchase, construction or otherwise) by the Company or any of its Restricted Subsidiaries, any of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property; provided that no such Lien shall extend to or cover any property of the Company or such Restricted Subsidiary other than the property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall not exceed (at the time of incurrence) 100% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such property at the time it was acquired (by purchase, construction or otherwise);

(11)	any Liens arising as a result of the sale of property owned by the Company or any Restricted Subsidiary of the Company which property is, immediately following such sale, leased back to the Company or any Restricted Subsidiary;

(12)	Liens in favor of the Company or any Restricted Subsidiary;

(13)	Liens securing Hedging Protection Obligations of the Company or any of its Restricted Subsidiaries permitted to be incurred under the indenture;

(14)	Liens on property necessary to defease Indebtedness that was not incurred in violation of the indenture;

(15)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit or in possession of such bank;

(16)	Liens on the property of Foreign Subsidiaries to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under the indenture;

(17)	Liens related to bonds or similar instruments related to the Company’s or any Restricted Subsidiary’s 401(k) or other retirement based benefit plans;

(18)	Liens incurred with respect to any environmental remediation program;

(19)	Liens on specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(21)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(22)	Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries;

(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(24)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(25)	Liens in favor of issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued in the ordinary course of business;

(26)	any extension, renewal or replacement (which replacement can occur after termination of the relevant agreement) of the foregoing; provided, however that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property);

(27)	Liens to secure Capitalized Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (8) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to any property or assets other than the property or assets acquired pursuant to such Capitalized Lease Obligations or with the proceeds of such Purchase Money Debt or property affixed or appurtenant thereto and any proceeds thereof;

(28)	Liens arising from UCC financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(29)	Liens on assets transferred to a Receivable Subsidiary or Equity Interests in a Receivable Subsidiary or on assets of a Receivable Subsidiary, in each case, created, incurred or arising in connection with a Qualified Receivables Transaction; and

(30)	Liens to secure Indebtedness permitted to be incurred pursuant to the covenant described under the caption “—Covenants—Limitations on incurrence of Additional Indebtedness” in an aggregate amount at any time outstanding not to exceed greater of (a) $175.0 million and (b) 10.0 % of the Company’s Total Assets.

For purposes of this definition, the term “Indebtedness” shall be deemed to include all obligations in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust. unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Debt” means Indebtedness:

(i)	Incurred to finance the purchase or construction (including additions and improvements thereto) of any property or assets (other than Equity Interests); and

(ii)	that is secured by a Lien on such property or assets and no other property or assets of the purchaser or owner of such property or assets or any of its Restricted Subsidiaries;

in either case, that does not exceed 100% of the cost of such purchase or construction which is or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Qualified Capital Stock” means any stock that is not Disqualified Equity Interests.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the board of directors of the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Rating Agency” means (i) S&P, (ii) Moody’s or (iii) if neither S&P nor Moody’s is rating the notes, another recognized rating agency, selected by the Company.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1)	that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries;

(2)	that is designated by the board of directors of the Company as a Receivable Subsidiary pursuant to a board of directors’ resolution set forth in an Officers’ Certificate and delivered to the Trustee;

(3)	that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with the definition of “Unrestricted Subsidiary”;

(4)	no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise. to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Indebtedness, “Non Recourse Receivable Subsidiary Indebtedness”);

(5)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the board of directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary; and

(6)	with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet item, financial condition, level of income or results of operations thereof.

“Related Business” means, as determined by the Company in good faith, the businesses of the Company and its Restricted Subsidiaries as conducted on the Issue Date and similar, complementary or related businesses or reasonable extensions, developments or expansions thereof.

“Replacement Assets” means (a) assets of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries (including capital expenditures) as conducted on the date of the relevant Asset Sale or during the 365 day period commencing on such date or (b) any Related Business (including the Capital Stock of a Person or Persons in any such businesses or Related Business and licenses or similar rights to operate).

“Restricted investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of any Person means any subsidiary of such Person that at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the board of directors of the Company, including guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company which is expressly subordinated in right of payment to the notes; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a lesser extent or with lower priority.

“Total Assets” means the total assets of the applicable Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company or such other Person and its Restricted Subsidiaries as may be expressly stated.

“Unrestricted Subsidiary” of any Person means:

(1)	LPS PV, Inc., LP Pinewood SPV, LLC and L-P SPV2, LLC;

(2)	any subsidiary of such Person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the board of directors of such Person in the manner provided below; and

(3)	any subsidiary of an Unrestricted Subsidiary.

The board of directors of the Company may designate any subsidiary (including any existing or newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated; provided, however, that: (x) the Company certifies to the trustee that such designation complies with the “—Limitation on Restricted Payments” covenant and (y) each Subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries except to the extent permitted by the provisions of the “—Limitation on Creation of Unrestricted Subsidiaries” covenant and the “—Limitation on Restricted Payments” covenant.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(x)	all Indebtedness of such Unrestricted Subsidiary could be incurred in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant; and

(y)	immediately before and immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.

Any such designation by the board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions. As of the Issue Date, the Company does not have any Unrestricted Subsidiaries.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness; into

(2)	the sum of the total of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b)	the number of years (calculated to the nearest one twelfth) which will elapse between such date and the making of such payment.

REGISTRATION RIGHTS

We entered into a registration rights agreement with the initial purchasers of the old notes on May 21, 2012, pursuant to which we agreed, for the benefit of the holders of the old notes, that we will, at our own expense, (i) file with the SEC, no later than 180 days after the issue date of the old notes, a registration statement with respect to an exchange offer, to exchange the old notes for new notes registered under the Securities Act with terms substantially identical to those of the old notes (except for provisions relating to transfer restrictions and payment of special interest (as defined below)), (ii) use our commercially reasonable efforts to cause the exchange offer registration statement to become or be declared effective by the SEC under the Securities Act as promptly as practicable (but in no event later than 210 days after the issue date), and (iii) use our commercially reasonable efforts to consummate the exchange offer on the earliest practicable date after the exchange offer registration statement has become effective (but in no event later than 270 days after the issue date of the old notes). Once the exchange offer registration statement has been declared effective, will offer the new notes in exchange for surrender of the old notes. The exchange offer will be kept open for at least 30 days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the old notes. For each old note validly tendered pursuant to the exchange offer and not validly withdrawn, the holder who tendered such old note will receive a new note having a principal amount equal to that of the tendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange therefor or, if no interest has been paid or provided for on such old note, from the issue date of such old note; provided, that if an old note is tendered for exchange on or after a record date for the old notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid or provided for, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date.

Under existing SEC interpretations contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof (other than our affiliates) after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its old notes for new notes will be required to represent that (A) it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of us, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of any new notes issued to it, (C) any new note it acquires will be acquired in its ordinary course of business, (D) if it is a broker-dealer that holds notes that were acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the new notes and it may be deemed to be an “underwriter” within the meaning of the Securities Act; however, by this acknowledgment and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act, (E) it is not a broker-dealer tendering old notes acquired directly from us or any of our affiliates for its own account, and (F) it is not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing subclauses (A) through (E). We have agreed to make available, during the period beginning when the new notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as broker-dealers no longer own any of the notes, a prospectus meeting the requirements of the Securities Act for use by the participating broker-dealers with similar prospectus delivery requirements for use in connection with any resale of new notes.

If (i) on or prior to the time the exchange offer is completed existing law or SEC interpretations are changed such that the new notes received by holders in the exchange offer for old notes are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act, (ii) the registration statement is not declared effective within 180 days following the issue date of the old notes and the exchange offer has not been completed within 270 days of the issue date of the old notes, or (iii) any holder of the old notes notifies us prior to the 20th business day following the completion of the exchange offer that: (A) it is prohibited by law or SEC policy from participating in the exchange offer, (B) it may not resell the new notes to the public without delivering a prospectus and the prospectus supplement contained in this registration statement is not appropriate or available for such resales, or (C) it is a broker-dealer and owns notes acquired directly from us or our affiliate, then we will be required to use commercially reasonably efforts to file under the Securities Act as soon as practicable, but no later than 60 days after the date of such notice (and no earlier than the time at which we are obligated to file a registration statement for the exchange offer), a “shelf” registration statement providing for the resale of the old notes.

We have agreed to use commercially reasonable efforts to cause any such shelf registration statement to become or be declared effective as promptly as practicable, but in any event no later than 180 days after the date of the notice of such shelf registration statement filing obligation (but no earlier than 210 days after the issue date of the old notes), subject to certain conditions. We also have agreed to use commercially reasonable efforts to keep any such shelf registration statement continuously effective for a period ending on the earlier of the second anniversary of the date when the shelf registration statement was declared effective or such time as there are no longer any old notes outstanding, subject to certain limitations.

In the event that any such shelf registration statement is filed, we will be obligated to, among other things, provide holders with copies of the prospectus that is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to any such shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, and would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).

If (i) a required shelf registration statement is not filed on or prior to the date specified in the registration rights agreement, (ii) the exchange offer registration statement or the shelf registration statement is not declared effective on or prior to the date specified for such effectiveness in the registration rights agreement (unless the exchange offer is not permissible under applicable law or SEC policy), (iii) the exchange offer is not consummated within 60 days after the effectiveness of the registration statement for the exchange offer (if the exchange offer is then required to be made), or (iv) following effectiveness of the exchange offer registration statement or shelf registration statement, such registration statement ceases to remain effective except as permitted by the registration rights agreement (each such event referred to in clauses (i) through (iv) above, a “registration default”), then during the continuation of such registration default the interest rate borne by the old notes will be increased by 0.25% per annum during the initial 90-day period immediately following the occurrence of such registration default and will increase by an additional 0.25% per annum therefrom for so long as such registration default continues (any such increase being referred to as “special interest,”).

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, a copy of which has been filed on our form 8-K filed with the SEC on May 18, 2011 and which we will make available to holders of notes upon request.

BOOK ENTRY, DELIVERY AND FORM

Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The new notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book.-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies. clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”), Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in. and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Company with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently. neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants, on the one hand, and Euroclear or Clearstream participants. on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

•

DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days after its receipt of such notice or its obtaining knowledge of such cessation;

•	the Company, at its option and subject to DTC’s procedures, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

•	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences. the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered old notes for registered new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. The summary is limited to beneficial owners of old notes that have held the old notes, and will hold the new notes, as “capital assets” within the meaning of section 1221 of the Code.

This summary does not address all of the tax considerations relevant to a beneficial owner in light of its particular circumstances or to beneficial owners that are subject to special rules, such as financial institutions, banks, thrift institutions, real estate investment trusts, personal holding companies, regulated investment companies, insurance companies, tax-exempt entities, retirement plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes, brokers and dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting, persons that hold the old notes or new notes in a “straddle” or as part of a “hedging,” “conversion” or constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or who hold the old notes or new notes through a foreign entity or a foreign account, and persons who have ceased to be citizens or residents of the United States. Further, we do not address the U.S. federal estate and gift or alternative minimum tax consequences of the exchange offer or of the ownership and disposition of the new notes, or any state, local, foreign or other tax consequences of the exchange offer or of the ownership and disposition of the new notes.

This summary is not binding on the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable income tax treaty.

Exchange of Old Notes for New Notes

The exchange of an old note for a new note pursuant to the exchange offer (described under “The Exchange Offer”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of a new note pursuant to the exchange offer. The holding period for such a new note will include the holding period for the old note exchanged pursuant to the exchange offer, and the initial tax basis in such a new note will be the same as the adjusted tax basis in the old note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

Tax Considerations for U.S. Holders

This subsection describes the U.S. federal income tax considerations relating to the ownership and disposition of new notes for a U.S. holder. For purposes of this summary, “U.S. holder” means a beneficial owner of new notes that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds new notes, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your own tax advisors about the U.S. federal income tax considerations relating to owning and disposing of the new notes.

Payments of Stated Interest

You will generally be required to include stated interest in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting.

Amortizable Bond Premium

If you purchased an old note for an amount that is greater than the sum of all remaining payments on the note other than stated interest, you will be treated as having purchased the note with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on old notes should carry over to the new notes received in exchange therefor. A U.S. holder may elect to amortize this premium using a constant yield method over the term of the notes and generally may offset interest in respect of the note otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all bonds held by the holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. You are urged to consult your own tax advisor concerning the computation and amortization of any bond premium on your new notes.

Market Discount

If you purchased an old note for an amount that is less than its stated principal amount, you will be treated as having purchased the note with “market discount” unless the discount is less than a specified de minimis amount. Market discount on old notes should carry over to the new notes received in exchange therefor. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an new note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the note to the maturity date of the note, unless the U.S. holder made an election to accrue market discount on a constant yield basis. Accrued market discount on old notes that has not previously been included in income by a U.S. holder should carry over to the new notes received in exchange therefor. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions. A U.S. holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Sale, Exchange or Other Taxable Disposition of the New Notes

You will generally recognize gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of a new note equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received (other than amounts representing accrued but unpaid interest, which, if not previously taxed, will be taxable as such) and (2) your adjusted tax basis in the new note. Your adjusted tax basis in a new note will, in general, be your cost for the old note.

Subject to the market discount rules described above under the heading “— Market Discount,” any gain or loss you recognize generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period is more than one year at the time of sale, exchange, redemption, repurchase or other taxable disposition. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

Recent legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of the new notes for taxable years beginning after December 31, 2012. You should consult your own tax advisor regarding the effect, if any, of this legislation on your ownership and disposition of the new notes.

Tax Considerations for Non-U.S. Holders

This subsection describes the U.S. federal income tax considerations relating to the ownership and disposition of new notes for a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of new notes that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

A “non-U.S. holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of the disposition of new notes and who is not otherwise a resident of the United States for U.S. federal income tax purposes. If you are such a holder, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the new notes.

Payments of Interest

If you are a non-U.S. holder, you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the new notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States), provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)).

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of the New Notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, redemption, repurchase or other taxable disposition of a new note, unless that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States).

Interest or Gain Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and interest on a new note or gain recognized from the sale, exchange, redemption, repurchase or other taxable disposition of a new note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to interest as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest and gain effectively connected with your trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Backup Withholding and Information Reporting

If you are a U.S. holder, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of new notes, unless you are an exempt recipient. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable U.S. information reporting or certification requirements, the IRS may require us to backup withhold U.S. federal income tax at the applicable backup withholding rate (currently 28%) from those payments.

Generally, interest payments on the new notes to non-U.S. holders and any U.S. federal withholding tax deducted from such payments must be reported annually to the IRS and to the non-U.S. holders. As a non-U.S. holder, you generally will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) and you have given us the certification described under the heading “— Tax Considerations for Non-U.S. Holders — Payments of Interest” above. In addition, if you are a non-U.S. holder, you will not be subject to backup withholding and information reporting with respect to the proceeds from a sale of the new notes within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described under the heading “— Tax Considerations for Non-U.S. Holders — Payments of Interest” above and does not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed that, for a period beginning when the new notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as broker-dealers no longer own any of the Notes, we will provide copies of this prospectus to broker-dealers upon request for use in connection with any such resale. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

The validity of the new notes offered by this prospectus is being passed upon for us by Jones Day, Dallas, Texas.

EXPERTS

The consolidated financial statements of Louisiana-Pacific Corporation as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009, incorporated by reference in this prospectus, and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$350,000,000

Louisiana-Pacific Corporation

7.500% Senior Notes due 2020

PROSPECTUS